SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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American Electric Power Company, Inc.

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Notice of 2014 Annual Meeting • Proxy Statement

American Electric Power 1 Riverside Plaza Columbus, OH 43215

Nicholas K. Akins Chairman of the Board and Chief Executive Officer

March 12, 2014

Dear Shareholders:

This year’s annual meeting of shareholders will be held at Grand Wayne Convention Center,120 W. Jefferson Boulevard, Fort Wayne, Indiana, on Tuesday, April 22, 2014, at 9:00 a.m. Eastern Time.

Your Board of Directors and I cordially invite you to attend. Registration will begin at 8:00 a.m. Only shareholders who owned shares on the record date, February 24, 2014, are entitled to vote and attend the meeting. To attend the meeting, you will need to present an admission ticket or the notice you received. If your shares are registered in your name, and you received your proxy materials by mail, your admission ticket is attached to your proxy card. A map and directions are printed on the admission ticket. If your shares are registered in your name and you received your proxy materials electronically via the Internet, you will need to print an admission ticket after you vote by clicking on the “Options” button. If you hold shares through an account with a bank or broker, you will need to contact them and request a legal proxy, or bring a copy of your statement to the meeting that shows that you owned the shares on the record date. Each ticket will admit a shareholder and one guest.

We are mailing to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2013 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2013 Annual Report and a form of proxy card or voting instruction card.

During the course of the meeting there will be the usual time for discussion of the items on the agenda and for questions regarding AEP’s affairs. Directors and officers will be available to talk individually with shareholders before and after the meeting.

Your vote is very important. Shareholders of record can vote in any one of the following three ways:

•	By Internet, at www.envisionreports.com/AEP

•	By toll-free telephone at 800-652-8683

•	By completing and mailing your proxy card if you receive paper copies of the proxy materials

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

If you have any questions about the meeting, please contact Investor Relations, American Electric Power Company, 1 Riverside Plaza, Columbus, Ohio 43215. The telephone number is 800-237-2667.

Sincerely,

/s/ Nicholas K. Akins

NOTICE OF 2014 ANNUAL MEETING

American Electric Power Company, Inc.

1 Riverside Plaza

Columbus, Ohio 43215

TIME	9:00 a.m. Eastern Time on Tuesday, April 22, 2014

PLACE	Grand Wayne Convention Center 120 W. Jefferson Boulevard Fort Wayne, Indiana

ITEMS OF BUSINESS	(1) To elect the 12 directors named herein to hold office until the next annual meeting and until their successors are duly elected.
(2) To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the year 2014.
(3) To hold an advisory vote on executive compensation.
(4) To consider and act on such other matters as may properly come before the meeting.

RECORD DATE	Only shareholders of record at the close of business on February 24, 2014 are entitled to notice of and to vote at the meeting or any adjournment thereof.

ANNUAL REPORT	Appendix A to this proxy statement has AEP’s audited financial statements, management’s discussion and analysis of results of operations and financial condition and the report of the independent registered public accounting firm.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. Please vote in one of these ways:
(1) MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card if you receive paper copies of the proxy materials.
(2) CALL TOLL-FREE by telephone at 800-652-8683.
(3) VISIT THE WEB SITE shown on the notice of Internet availability of proxy materials to vote via the Internet.

If your shares are held in the name of a bank, broker or other holder of record, please follow the instructions from the holder of record in order to vote your shares.

Any proxy may be revoked at any time before your shares are voted at the meeting.

March 12, 2014	David M. Feinberg Secretary

Proxy Statement

March 12, 2014

Proxy and Voting Information

A notice of Internet availability of proxy materials or paper copy of the proxy statement and form of proxy is to be mailed to shareholders on or about March 12, 2014, in connection with the solicitation of proxies by the Board of Directors of American Electric Power Company, Inc., 1 Riverside Plaza, Columbus, Ohio 43215, for the annual meeting of shareholders to be held on April 22, 2014 in Fort Wayne, Indiana.

We use the terms “AEP,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to American Electric Power Company, Inc. and, where applicable, its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

Who Can Vote.    Only the holders of shares of AEP Common Stock at the close of business on the record date, February 24, 2014, are entitled to vote at the meeting. Each such holder has one vote for each share held on all matters to come before the meeting. On that date, there were 487,820,462 shares of AEP Common Stock, $6.50 par value, outstanding.

How You Can Vote.    Shareholders of record can give proxies by (i) mailing their signed proxy cards; (ii) calling a toll-free telephone number; or (iii) using the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Instructions for shareholders of record who wish to use the telephone or Internet voting procedures are set forth on the proxy card or the website shown on the notice of internet availability of proxy materials.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for you to vote your shares.

When proxies are returned, the shares represented thereby will be voted by the persons named on the proxy card or by their substitutes in accordance with shareholders’ directions. If a proxy card is signed and returned without choices marked, it will be voted for the nominees for directors listed on the card and as recommended by the Board of Directors with respect to other matters. The proxies of shareholders who are participants in the Dividend Reinvestment and Stock Purchase Plan include both the shares registered in their names and the whole shares held in their Plan accounts on February 24, 2014.

Revocation of Proxies.    A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by simply voting again after the date of the proxy being revoked or by attending the meeting and voting in person.

How Votes are Counted.    The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Under New York Stock Exchange (NYSE) rules, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is considered a

“discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of their clients who have not furnished voting instructions. The proposals to elect directors and the advisory vote on executive compensation are “non-discretionary” matters. That means that brokerage firms may not use their discretion to vote on such matters without express voting instructions from their clients.

The Company has implemented a majority voting standard for the election of directors in uncontested elections of directors. The election of directors at the Annual Meeting is an uncontested election, so for a nominee to be elected to the Board, the number of votes cast “for” the nominee’s election must exceed the number of votes cast “against” his or her election. Abstentions and broker non-votes will not be considered votes cast “for” or “against” a nominee and will therefore have no effect on the outcome. If a nominee is not elected because he or she did not receive a greater number of votes “for” his or her election than “against” such election, he or she will be required to tender his or her resignation for the Board’s consideration of whether to accept such resignation in accordance with our Bylaws. No shareholder has the right to cumulate his or her voting power in the election of directors at the Annual Meeting.

Shareholder approval of each of the other proposals (Item 2: Proposal to Ratify Appointment of Independent Registered Public Accounting Firm and Item 3: Advisory Vote on Executive Compensation) requires an affirmative vote of a majority of votes cast at a meeting of shareholders. This means that the votes cast “for” the proposal must exceed the votes cast “against” the proposal. Abstentions and broker non-votes are not counted as votes “for” or “against” Item 3 (Advisory Vote on Executive Compensation) and therefore will have no effect on the outcome of the votes with respect to such proposal.

Abstentions are not counted as votes “for” or “against” Item 2 (Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm) and therefore will have no effect on the outcome of the vote with respect to such proposal.

Your Vote is Confidential.    It is AEP’s policy that shareholders be provided privacy in voting. All proxies, voting instructions and ballots, which identify shareholders, are held on a confidential basis, except as may be necessary to meet any applicable legal requirements. We direct proxies to an independent third-party tabulator, who receives, inspects, and tabulates them. Voted proxies and ballots are not seen by nor reported to AEP except (i) in aggregate number or to determine if (rather than how) a shareholder has voted, (ii) in cases where shareholders write comments on their proxy cards or (iii) in a contested proxy solicitation.

Multiple Copies of Annual Report, Proxy Statement or Notice of Internet Availability of Proxy Materials to Shareholders.    Securities and Exchange Commission (SEC) rules provide that more than one annual report, proxy statement or notice of Internet availability of proxy materials need not be sent to the same address. This practice is commonly called “householding” and is intended to eliminate duplicate mailings of shareholder documents. Mailing of your annual report, proxy statement or notice of Internet availability of proxy materials is being householded indefinitely unless you instruct us otherwise. We will deliver promptly upon written or oral request a separate copy of the annual report, proxy statement or notice of Internet availability of proxy materials to a shareholder at a shared address. To receive a separate copy of the annual report, proxy statement or notice of Internet availability of proxy materials, write to AEP, attention: Investor Relations, at 1 Riverside Plaza, Columbus, OH 43215 or call 1-800-237-2667. If more than one annual report, proxy statement or notice of Internet availability of proxy materials is being sent to your address, at your request, mailing of the duplicate copy can be discontinued by contacting our transfer agent, Computershare Trust Company, N.A. (Computershare), at 800-328-6955 or writing to them at P.O Box 43078, Providence, RI 02940-3078. If you wish to resume receiving separate annual reports, proxy statements or notice of Internet availability of proxy materials at the same address in the future, you may call Computershare at 800-328-6955 or write to them at P.O Box 43078, Providence, RI 02940-3078. The change will be effective 30 days after receipt.

Additional Information.    Our website address is www.aep.com. We make available free of charge on the Investor Relations section of our website (www.aep.com/investors) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (Exchange Act). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of the Exchange Act. You may request any of these materials and information in print by contacting Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, OH 43215. We do not intend for information contained on our website to be part of this proxy statement. In addition, this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.edocumentview.com/aep.

Item 1. Election of Directors

Currently, AEP’s Board of Directors consists of 15 members. Mr. Morris, Dr. Sandor and Mr. Turner will end their service as members of the Board effective as of the date of the annual meeting; therefore, the Board of Directors has authorized a reduction in the size of the Board to 12 members, effective as of April 22, 2014, as permitted by the Bylaws.

Twelve directors are to be elected to hold office until the next annual meeting and until their successors have been elected. AEP’s Bylaws provide that the number of directors of AEP shall be such number, not less than 9 nor more than 17, as shall be determined from time to time by resolution of the Board.

The 12 nominees named on pages 4 to 7 were nominated by the Board on the recommendation of the Committee on Directors and Corporate Governance of the Board, following individual evaluation of each incumbent nominee’s qualifications and 2013 performance. The proxies named on the proxy card or their substitutes will vote for the Board’s nominees, unless instructed otherwise. All of the Board’s nominees were elected by the shareholders at the 2013 annual meeting, except for Mr. Beasley, who was appointed as a director in February 2014. Mr. Beasley was recommended to the Board by a director search firm, which was paid a fee to identify and evaluate potential Board members. Messrs. Hoaglin, Morris and Akins interviewed Mr. Beasley and recommended him to the Committee on Directors and Corporate Governance. That Committee reviewed his qualifications and recommended him to the full Board. We do not expect any of the nominees will be unable to stand for election or be unable to serve if elected. If a vacancy in the slate of nominees occurs before the meeting, the proxies may be voted for another person nominated by the Board or the number of directors may be reduced accordingly.

Biographical Information.    The following brief biographies of the nominees include their principal occupations, ages on the date of this proxy statement, accounts of their business experience and names of certain companies of which they are directors. Data with respect to the number of shares of AEP’s Common Stock and stock-based units beneficially owned by each of them appear on page 71.

Nominees For Director

Nicholas K. Akins Dublin, Ohio Age 53 Director since 2011

Elected chief executive officer of AEP in November 2011; elected chairman of the board in January 2014; and chairman and chief executive officer of all of its major subsidiaries in November 2011. President of AEP from January 2011 to October 2011 and executive vice president of AEP from 2006 to 2011. A director of Fifth Third Bancorp.

Mr. Akins’ qualifications to serve on the Board include his extensive senior executive experience in the utility industry and his deep knowledge of the Company as our chief executive officer.

David J. Anderson Morristown, New Jersey Age 64 Director since 2011

Senior vice president and chief financial officer of Honeywell International, a diversified technology and manufacturing company, since 2003.

Mr. Anderson’s qualifications to serve on the Board include his corporate finance expertise as the chief financial officer of a Fortune 100 company.

J. Barnie Beasley, Jr. Sylvania, Georgia Age 62 Director since 2014

Mr. Beasley has served as an independent nuclear safety and operations expert to the board of directors of the Tennessee Valley Authority, a large electric utility in the southeastern United States, since 2011. Retired chairman, president and chief executive officer of Southern Nuclear Operating Company, the nuclear operating company subsidiary of an electric utility (2005-2008). Mr. Beasley was formerly a director of EnergySolutions, Inc. (2008-2013).

Mr. Beasley’s qualifications to serve on the Board include his nuclear expertise as the chief executive officer of the nuclear operating company subsidiary of Southern Company and his experience in the utility industry and as a public company director.

Ralph D. Crosby, Jr. McLean, Virginia Age 66 Director since 2006

Retired chairman of EADS North America, Inc., an aerospace company (2002-2011). Retired chief executive officer of EADS North America, Inc. (2002-2009). A director of Serco Group PLC and Airbus Group N.V. Mr. Crosby was formerly a director of Ducommun Incorporated (2000-2013).

Mr. Crosby’s qualifications to serve on the Board include his extensive senior executive experience in the aerospace industry and his experience as a public company director.

Nominees for Director — continued

Linda A. Goodspeed Crestview, Florida Age 52 Director since 2005

Managing partner of Wealthstrategies Financial Advisors, LLC since 2008. Retired senior vice president and chief information officer of The ServiceMaster Company, a residential and commercial service company (2011-2013). From 2008 to 2011, vice president of information systems of Nissan North America, Inc., an automobile manufacturer. A director of Columbus McKinnon Corp and AutoZone, Inc.

Ms. Goodspeed’s qualifications to serve on the Board include her information technology expertise as the chief information officer of a service company and her experience as a public company director.

Thomas E. Hoaglin Columbus, Ohio Age 64 Director since 2008

Retired chairman and chief executive officer of Huntington Bancshares Incorporated, a bank holding company (2001-2009). A director of The Gorman-Rupp Company.

Mr. Hoaglin’s qualifications to serve on the Board include his extensive senior executive experience in the banking industry and his experience as a public company director.

Sandra Beach Lin Flower Mound, Texas Age 56 Director since 2012

Retired chief executive officer of Calisolar, Inc., a solar silicon company, a position she held from August 2010 until December 2011. Corporate executive vice president (February 2009 to July 2010) and executive vice president (July 2007 to February 2009) of Celanese Corporation, a global hybrid chemical company. A director of WESCO International and PolyOne Corporation.

Ms. Lin’s qualifications to serve on the Board include her senior executive experience managing global businesses in multiple industries and her experience as a public company director.

Richard C. Notebaert Chicago, Illinois Age 67 Director since 2011

Retired chief executive officer of Qwest Communications International Inc., a telecommunications systems company (2002-2007). A director of Aon Corporation and Cardinal Health, Inc.

Mr. Notebaert’s qualifications to serve on the Board include his extensive senior executive experience in the regulated telecommunications industry and his experience as a public company director.

Nominees for Director — continued

Lionel L. Nowell III Cos Cob, Connecticut Age 59 Director since 2004

Retired senior vice president and treasurer of PepsiCo, Inc., a food and beverage company (2001-2009). A director of Reynolds American Inc. and Bank of America Corporation.

Mr. Nowell’s qualifications to serve on the Board include his capital markets, accounting, financial reporting, and risk management skills and experience at a Fortune 100 company, and his experience as a public company director.

Stephen S. Rasmussen Columbus, Ohio Age 61 Director since 2012

Chief executive officer of Nationwide Mutual Insurance Company (Nationwide) since 2009. President and chief operating officer of Nationwide (2003 – 2009).

Mr. Rasmussen’s qualifications to serve on the Board include his extensive senior executive experience in the regulated insurance industry.

Oliver G. Richard, III Lake Charles, Louisiana Age 61 Director since 2013

Chairman of privately held CleanfuelUSA, an alternative vehicular fuel company since 2006. Owner and president of Empire of the Seed LLC, a private consulting firm in the energy and management industries, as well as the private investments industry since 2005. Mr. Richard served as chairman, president and chief executive officer of Columbia Energy Group (“Columbia Energy”) from April 1995 until Columbia Energy was acquired by NiSource Inc. in November 2000. Mr. Richard served as a commissioner of the Federal Energy Regulatory Commission from 1982 to 1985. A director of Buckeye Partners, L.P. and Cheniere Energy Partners, GP, LLC.

Mr. Richard’s qualifications to serve on the Board include his extensive knowledge of the utility industry as a former commissioner of the Federal Energy Regulatory Commission, his senior executive experience at a utility company and his experience as a public company director.

Nominees for Director — continued

Sara Martinez Tucker San Francisco, California Age 58 Director since 2009

Chief executive officer of the National Math and Science Initiative since March 1, 2013. From 2009 to February 2013, independent consultant. Former Under Secretary of Education in the U.S. Department of Education (2006-2008). Chief executive officer and president of the Hispanic Scholarship Fund from 1997 to 2006. Retired executive of AT&T. A director of Xerox Corporation and Sprint Corporation.

Ms. Tucker’s qualifications to serve on the Board include her experience in governmental affairs as the Under Secretary of Education, her experience in human resources and customer service operations in the regulated telecommunications industry and her experience as a public company director.

AEP’s Board of Directors and Committees

Under New York law, AEP is managed under the direction of the Board of Directors. The Board establishes broad corporate policies and authorizes various types of transactions, but it is not involved in day-to-day operational details. During 2013, the Board held seven regular meetings and one telephonic meeting. AEP encourages but does not require members of the Board to attend the annual shareholders’ meeting. Last year, all directors attended the annual meeting.

Each year, the Policy Committee provides training and educational programs to the Company’s directors. During 2013, the Policy Committee had a presentation from an outside lawyer on best practices for directors. In 2013, two of our directors, Ms. Lin and Mr. Nowell, were recognized by The National Association of Corporate Directors as one of the top 100 most influential people in the boardroom community.

Board Meetings and Committees.    The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings. Directors are also expected to become familiar with AEP’s management team and operations as a basis for discharging their oversight responsibilities.

The Board has seven standing committees. The table below shows the number of meetings conducted in 2013 by each committee and the directors who currently serve on these committees. Each director attended 75 percent or more of the meetings of the Board and Board committees on which he or she served during 2013, and the average director attendance in 2013 was 98 percent.

DIRECTOR	BOARD COMMITTEES
	Audit	Directors and Corporate Governance	Policy	Executive	Finance	Human Resources	Nuclear Oversight
Mr. Akins			X	X (Chair)
Mr. Anderson	X		X		X
Mr. Beasley	X		X				X
Mr. Crosby			X	X		X (Chair)	X
Ms. Goodspeed	X		X (Chair)				X
Mr. Hoaglin		X (Chair)	X	X		X
Ms. Lin	X	X	X
Mr. Morris			X	X	X		X (Chair)
Mr. Notebaert		X	X			X
Mr. Nowell	X (Chair)	X	X	X	X
Mr. Rasmussen		X	X		X
Mr. Richard			X			X	X
Dr. Sandor			X	X	X (Chair)
Ms. Tucker	X	X	X
Mr. Turner	X		X				X
2013 Meetings	7	7	3	0	5	8	4

The functions of the committees are described below.

The Committee on Directors and Corporate Governance has the responsibilities set forth in its charter, including:

1.	Recommending the size of the Board within the limits imposed by the Bylaws.

2.	Recommending selection criteria for nominees for election or appointment to the Board.

3.	Conducting independent searches for qualified nominees and screening the qualifications of candidates recommended by others.

4.	Recommending to the Board nominees for appointment to fill vacancies on the Board as they occur and the slate of nominees for election at the annual meeting.

5.	Reviewing and making recommendations to the Board with respect to compensation of directors and corporate governance.

6.	Recommending members to serve on committees and chairs of the committees of the Board.

7.	Reviewing the independence and possible conflicts of interest of directors and executive officers.

8.	Overseeing the AEP Corporate Compliance Program.

9.	Overseeing the annual evaluation of the Board of Directors.

10.	Overseeing the annual evaluation of individual directors.

11.	Overseeing the implementation of AEP’s Related Person Transaction Approval Policy.

12.	Overseeing AEP’s Sustainability Report, including the material about political contributions.

13.	Overseeing elements of the Company’s risks that are within the scope of the Committee’s responsibility as assigned to it by the Board of Directors.

A copy of the charter can be found on our website at www.aep.com/investors/corporateleadersandgovernance. Consistent with the rules of the NYSE and our Director Independence Standards, all members of the Committee on Directors and Corporate Governance are independent.

The Human Resources Committee (the HR Committee) annually reviews and approves AEP’s executive compensation in the context of the performance of management and the Company. None of the members of the HR Committee is or has been an officer or employee of any AEP System company. In addition, each of the current members of the HR Committee has been determined to be independent by the Board in accordance with NYSE rules and our Director Independence Standards. In addition, each member is a “non-employee director” as defined in SEC Rule 16b-3 under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

The HR Committee also reviews the Compensation, Discussion and Analysis section of this proxy statement and recommends that it be included in the Company’s Annual Report on Form 10-K.

The HR Committee has the responsibilities set forth in its charter, a copy of which can be found on our website at www.aep.com/investors/corporateleadersandgovernance.

For a more complete description of the HR Committee’s responsibilities, see the Human Resources Committee Report on page 44.

The Audit Committee is responsible for, among other things, the appointment of the independent registered public accounting firm (independent auditor) for the Company; reviewing with the independent auditor the plan and scope of the audit and approving audit fees; monitoring the adequacy of financial reporting and internal control over financial reporting and meeting periodically with the internal auditor and the independent auditor. A more detailed discussion of the purposes, duties and responsibilities of the Audit Committee is found in the Audit Committee charter, a copy of which can be found on our website at www.aep.com/investors/corporateleadersandgovernance. Consistent with the rules of the NYSE and our Director Independence Standards, all members of the Audit Committee are independent. Each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board has determined that at least one member, Mr. Nowell, is an “audit committee financial expert” as defined by SEC rules.

The Finance Committee monitors and reports to the Board with respect to the capital requirements and financing plans and programs of AEP and its subsidiaries, including reviewing and making recommendations concerning the short and long-term financing plans and programs of AEP and its subsidiaries. The Finance Committee also provides recommendations to the Board on dividend policy, including the declaration and payment of dividends. The Finance Committee also reviews and approves the treasury policies of the Company.

The Nuclear Oversight Committee is responsible for overseeing and reporting to the Board with respect to the management and operation of AEP’s nuclear generation.

The Policy Committee is responsible for examining AEP’s policies on major public issues affecting the AEP System, including environmental, technology, fuel supply, industry change and other matters.

The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations prescribed in the Bylaws, during the intervals between meetings of the Board.

The Board’s role in AEP’s risk oversight process

The Board has the overall responsibility for overseeing the Company’s management of risks. Management is responsible for identifying and managing the Company’s risks. The Board reviews the Company’s processes for identifying and managing risks and communicating with the Board about those risks to help ensure that the processes are effective.

Like other companies, we have very diverse risks. These include financial and accounting risks, capital deployment risks, operational risks, compensation risks, liquidity risks, litigation risks, strategic risks, regulatory risks, reputation risks, natural-disaster risks and technology risks. Some critical risks having enterprise-wide significance, such as corporate strategy and capital budget, require the full Board’s active oversight, but our Board committees also play a key role because they can devote more time to reviewing specific risks. For example, our Nuclear Oversight Committee focuses on the specific risks of operating a nuclear plant. Other committees oversee both specific and broad types of risks. Some of the committees have oversight responsibility for specific risks that are inherent in carrying out their responsibilities set forth in their charters. For example, the Audit Committee is responsible for overseeing financial reporting risks.

The Board is responsible for ensuring that these types of risks are properly delegated to the appropriate committee, and that the risk oversight activities are properly coordinated and communicated among the Board and the various committees that oversee the risks. Management prepared and categorized a list of the Company’s major types of risks. The Audit Committee and the Directors and Corporate Governance Committee reviewed that list and proposed an assignment of risks either to the full Board or to specific committees. The Board reviewed the recommendations and adopted the proposed allocation of responsibilities.

Under the NYSE’s listing standards, our Audit Committee must discuss AEP’s policies for risk assessment and risk management. The Audit Committee oversees the process of identifying major enterprise risks and communicates those risks to the Board for assignment of oversight among the Board and the various committees. Our Chief Financial Officer, Chief Risk Officer, Chief Accounting Officer and General Counsel attend the Audit Committee meetings. The Audit Committee oversees the Company’s maintenance of financial and disclosure controls and procedures and also specifically reviews our litigation and regulatory risks as part of their review of the Company’s disclosures.

Our Finance Committee broadly oversees our financial risks, which include energy trading risks, liquidity risks and interest rate risks. The Finance Committee reviews and approves the Company’s risk policies relating to our power marketing and hedging activities and also oversees the performance of the assets in our pension plans. Our Chief Financial Officer and General Counsel attend the Finance Committee meetings.

Our HR Committee reviews the Company’s incentive compensation practices to ensure they do not encourage excessive risk-taking and are consistent with the Company’s risk tolerance. The HR Committee also oversees our succession planning and executive leadership development. Our Chief Administrative Officer attends the HR Committee meetings.

The Directors and Corporate Governance Committee focuses on corporate governance risks and oversees the Company’s Corporate Compliance Program, which includes the Company’s whistleblower program. Our General Counsel attends the Directors and Corporate Governance Committee meetings.

Compensation Risk

As specified in its charter, the HR Committee (with the assistance of its independent compensation consultant and Company management) reviewed the Company’s compensation policies and practices for all employees, including executive officers, and determined that the compensation programs are appropriate and are not reasonably likely to have a material adverse effect on the Company.

The Company has designed its executive compensation process, with oversight from the HR Committee, to identify and manage risk and to ensure that its executive compensation programs do not encourage excessive risk taking. The Company provides annual and long-term incentive compensation in amounts that represented approximately 16 percent and 71 percent of our CEO’s total compensation opportunity for 2013, respectively. The HR Committee believes this appropriately allocated the CEO’s compensation among base salary, annual incentive compensation and long-term incentive compensation opportunities in such a way as to not encourage excessive risk-taking. The Company’s incentive compensation also has the following characteristics:

•

It is part of a market competitive compensation package that enables the Company to attract, retain and motivate executives with the skills and experience needed to successfully manage the Company, which reduces risk by better ensuring both strong management competence and continuity;

•

Incentive award opportunities for all employees are capped, generally at 200 percent of their target. Capping the potential payout limits the extent that employees could potentially profit by taking on excessive risk;

•

The HR Committee provides the large majority of incentive compensation to executive officers as long-term stock-based incentive compensation to ensure that short-term performance is not encouraged or rewarded at the expense of long-term performance. This is important primarily because of the large amount of capital investments required in our business;

•

Annual incentive compensation funding for nearly all employees, including all executive officers, is based substantially on AEP’s operating earnings per share, which helps ensure that incentive awards are commensurate with the Company’s earnings;

•	Annual incentive compensation funding includes safety measures which helps ensure that no employees are encouraged to achieve earnings objectives at the expense of workplace safety;

•

The primary metrics used in the Company’s long-term incentive compensation are cumulative operating earnings per share and total shareholder return, which are both robust measures of shareholder value that reduce the risk that employees might be encouraged to pursue other objectives that increase risk or reduce financial performance;

•	Annual and long-term incentive compensation programs are reviewed by AEP’s internal audit staff;

•

Incentive compensation performance scores are subject to an internal audit and incentive award payouts to 25 senior officers are subject to the review and approval of the HR Committee; or in the case of the CEO, the independent members of the Board; and these groups may discretionarily reduce or eliminate any payouts;

•

Annual and long-term incentive payments and deferrals are subject to the Company’s recoupment of incentive compensation policy (“clawback policy”) as described in the Compensation Discussion and Analysis section on page 40;

•

AEP granted seventy percent of its long-term incentive awards in the form of performance units with a three-year performance and vesting period, and granted the remaining thirty percent of its long-term incentive awards in the form of restricted stock units that vest over a forty month period which aligns the interests of employees to the long-term interests of shareholders and serves as a retention tool; and

•	AEP maintains stock ownership requirements for 52 officers (as of January 31, 2014) as described in Compensation Discussion and Analysis on page 39.

Corporate Governance

AEP maintains a corporate governance page on its website that includes key information about corporate governance initiatives, including AEP’s Principles of Corporate Governance, AEP’s Principles of Business Conduct, Code of Business Conduct and Ethics for Members of the Board of Directors, Director Independence Standards, and charters for the Audit, Directors and Corporate Governance and HR Committees of the Board. The corporate governance page can be found at www.aep.com/investors/corporateleadersandgovernance. Printed copies of all of these materials also are available upon written request to Investor Relations at: AEP, attention: Investor Relations, 1 Riverside Plaza, Columbus, Ohio 43215.

AEP’s policies and practices reflect corporate governance initiatives that are designed to comply with SEC rules, the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted corporate governance policies;

•	All but two of its Board members (the CEO and the former CEO, who is retiring from the Board) are independent under the NYSE rules and our Director Independence Standards;

•	All members of the Audit Committee, HR Committee and the Committee on Directors and Corporate Governance are independent;

•	The independent members of the Board meet regularly without the presence of management;

•

AEP has a code of business conduct that applies to its principal executive officer, principal financial officer and principal accounting officer and will promptly disclose waivers of the code for these officers;

•	The charters of the Board committees clearly establish their respective roles and responsibilities; and

•

The Board, the Committee on Directors and Corporate Governance, the Audit Committee and the HR Committee conduct annual self-assessments. The Committee on Directors and Corporate Governance also oversees the annual evaluation of the individual directors.

Directors

The Committee on Directors and Corporate Governance is responsible for recruiting new directors and uses a variety of methods for identifying and evaluating nominees for director. The Committee on Directors and Corporate Governance regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Committee on Directors and Corporate Governance through shareholders, management, current members of the Board or search firms. Shareholders who wish to recommend director candidates to the Committee on Directors and Corporate Governance may do so by following the procedures described in Shareholder Proposals and Nominations on page 72.

Director qualifications.    The Company’s Principles of Corporate Governance (Principles) are available on its website at www.aep.com/investors/corporateleadersandgovernance. With respect to director qualifications and attributes, the Principles provide that in nominating a slate of Directors, it is the Board’s objective, with the assistance of the Committee on Directors and Corporate Governance, to select individuals with skills and experience to effectively oversee management’s operation of the Company’s business.

In addition, the Principles provide that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders, and that directors must also have an inquisitive and objective perspective, practical wisdom and mature judgment.

These requirements are expanded in the Criteria for Evaluating Directors (Criteria), which was initially adopted by the Committee on Directors and Corporate Governance in 2005 and has been subsequently reviewed and refined several times. The Criteria are available on the Company’s website at www.aep.com/investors/corporateleadersandgovernance.

As indicated in the Principles and the Criteria, directors should have personal attributes such as high integrity, intelligence, wisdom and judgment. In addition, they should have skills and experience that mesh effectively with the skills and experience of other Board members, so that the talents of all members blend together to be as effective as possible in overseeing a large electric utility business.

Board Diversity

Our Criteria for Evaluating Directors also includes the Company’s statement regarding how the Board considers diversity in identifying nominees for our Board. The Criteria provide:

Two central objectives in selecting board members and continued board service are that the skills, experiences and perspectives of the Board as a whole should be broad and diverse, and that the talents of all members of the Board should blend together to be as effective as possible. In particular, the Board should be balanced by having complementary knowledge, expertise and skill in areas such as business, finance, accounting, marketing, public policy, manufacturing and operations, government, technology, environmental and other areas that the Board has decided are desirable and helpful to fulfilling its role. Diversity in gender, race, age, tenure of board service, geography and background of directors, consistent with the Board’s requirements for knowledge and experience, are desirable in the mix of the Board.

Our Directors and Corporate Governance Committee considers these criteria each year as it determines the slate of director nominees to recommend to the Board for election at our annual meeting. It also considers these criteria each time a new director is recommended for election to the Board. The Board believes that its implementation of this policy is effective in considering the diversity of the members of the Board.

Director Independence

In accordance with the NYSE standards, a majority of the members of the Board of Directors must qualify as independent directors. Under the NYSE standards, no member of the Board is independent unless the Board affirmatively determines that such member does not have a direct or indirect material relationship with the Company. The Board has adopted categorical standards to assist it in making this determination of director independence (Director Independence Standards). These standards can be found on our web site at www.aep.com/investors/corporateleadersandgovernance.

Each year, our directors complete a questionnaire that elicits information to assist the Committee on Directors and Corporate Governance in assessing whether the director meets the Company’s Director Independence Standards. Each director lists all the companies and charitable organizations that he or she, or an immediate family member, has a relationship with as a partner, trustee, director or officer, and indicates whether that entity made or received payments from AEP. The Company reviews its financial records to determine the amounts paid to or received from those entities. A list of the entities and the amounts AEP paid to or received from those entities is provided to the Committee on Directors and Corporate Governance. Utilizing this information, the

Committee on Directors and Corporate Governance evaluates, with regard to each director, whether the director has any material relationship with AEP or any of its subsidiaries and also confirms that none of these relationships is advisory in nature. The Committee on Directors and Corporate Governance determines whether the amount of any payments between those entities and AEP could interfere with a director’s ability to exercise independent judgment. The Committee on Directors and Corporate Governance also reviews any other relevant facts and circumstances regarding the nature of these relationships, to determine whether other factors, regardless of the categorical standards the Board has adopted, might impede a director’s independence.

We are a large electric utility company that operates in parts of eleven different states. Any organization that does business in our service territory is served by one of our subsidiaries. Many of our directors live in our service territory or are executives, directors or trustees of organizations that do business in our service area. Most of those organizations purchase electric service from us. However, there are no unique negotiated rates with any of those organizations. Therefore, the Committee on Directors and Corporate Governance determined that none of those relationships impedes a director’s independence.

We make numerous charitable contributions to nonprofit and community organizations and universities in the states where we do business. Again, because many of our directors live in our service territory and are highly accomplished individuals in their communities, our directors are frequently affiliated with many of the same educational institutions, museums, charities and other community organizations. The Committee on Directors and Corporate Governance reviews all charitable contributions made by AEP to organizations with which our directors or their immediate family members are affiliated. The Committee on Directors and Corporate Governance also reviewed contributions made from The American Electric Power Foundation, which was created to support and play an active, positive role in the communities in which we operate by contributing funds to organizations in those communities. The Committee on Directors and Corporate Governance determined that the Company’s contributions were not materially influenced by the director’s relationship with the organization, and therefore none of these relationships conflicts with the interests of the Company or would impair the director’s independence or judgment.

The Board’s independence determinations specifically included reviewing the following transactions:

•

Mr. Rasmussen is an executive officer of Nationwide Insurance. Nationwide purchases electricity from our subsidiaries (substantially less than one percent of the Company’s gross revenues). In addition, the Company paid an insignificant amount to Nationwide for standard insurance premiums, rent for office space and interest payments on ordinary course debt issued by the Company and its subsidiaries, which was sold through underwriters or brokers (which totaled substantially less than one percent of Nationwide’s gross revenues). The transactions between Nationwide and the Company were in the ordinary course and entered into on an arm’s length basis, and payments were for services that were transactional in nature and did not involve any consulting or advisory work. Therefore, the Board determined that these transactions did not impair the independence of Mr. Rasmussen.

•

Mr. Anderson is an executive officer of Honeywell International. Although Honeywell purchases electricity from our subsidiaries (substantially less than one percent of the Company’s gross revenues), and the Company purchased an insignificant amount of goods from Honeywell (substantially less than one percent of Honeywell’s gross revenue), the Board determined that those transactions did not impair the independence of Mr. Anderson.

•

Mr. Turner is a director of Peabody Energy Corporation, another company that transacted business with AEP. Mr. Turner is not an employee or executive officer of that company, and Mr. Turner is retiring from the AEP Board. AEP purchases a significant amount of coal from Peabody Energy Corporation, but AEP entered into these coal buying relationships with Peabody in the ordinary course of business. AEP’s purchases from Peabody are typically awarded through a competitive process. In addition, all of AEP’s public utility subsidiaries’ coal purchase contracts, including those with Peabody, are subject to review by the applicable state public service commissions. Therefore, the Board determined that those transactions did not impair the independence of Mr. Turner.

As a result of this review, the Board has determined that, other than Messrs. Akins and Morris, each of the directors and director nominees standing for election, including Messrs. Anderson, Beasley, Crosby, Hoaglin, Notebaert, Nowell, Rasmussen, Richard and Turner, Dr. Sandor, Ms. Goodspeed, Ms. Lin and Ms. Tucker, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent under the NYSE rules and the Company’s Director Independence Standards.

Involvement by Mr. Hoaglin in Certain Legal Proceedings

On June 2, 2005, Huntington Bancshares Incorporated (Huntington) announced that the SEC approved a settlement of its previously announced formal investigation into certain financial accounting matters relating to fiscal years 2002 and earlier and certain related disclosure matters. As part of the settlement, the SEC instituted a cease and desist administrative proceeding and entered a cease and desist order and also filed a civil action in federal district court pursuant to which, without admitting or denying the allegations in the complaint, Huntington and Mr. Hoaglin consented to pay civil money penalties. Without admitting or denying the charges in the administrative proceeding, Mr. Hoaglin agreed to cease and desist from committing and/or causing the violations charged as well as any future violations of these provisions. Additionally, Mr. Hoaglin agreed to pay disgorgement, pre-judgment interest and penalties in the amount of $667,609.

Shareholder Nominees for Directors

The Committee on Directors and Corporate Governance will consider shareholder recommendations of candidates to be nominated as directors of the Company. All such recommendations must be in writing and submitted in accordance with the procedures described under Shareholder Proposals and Nominations on page 72 and must include information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this policy is on our website at www.aep.com/investors/corporateleadersandgovernance. Shareholders’ nominees who comply with these procedures will receive the same consideration that all other nominees receive.

Board Leadership

We believe the Company and its shareholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time. Under the Company’s Principles of Corporate Governance, the Board has the authority to combine or separate the positions of Chairman and CEO, as well as to determine whether, if the positions are separated, the Chairman should be an employee, non-employee, or an independent director.

The Board’s judgment is that the functioning of the Board is currently best served by maintaining a structure of having one individual serve as both Chairman and CEO. The Board believes that having a single person acting in those capacities promotes unified leadership and direction for both the Board and management and also provides a single, clear focus to execute the Company’s strategy especially during this time of significant change in the utility business. However, in certain circumstances, such as the transition from one chief executive officer to another, the Board believes it may be appropriate for the role of Chairman and CEO to be split. In November 2011, in order to promote an orderly CEO transition from Mr. Morris to Mr. Akins, the Board made the determination that it was in the best interest of the Company and its shareholders that the two offices be separated. Now that Mr. Akins has served for over two years in his role as CEO, the Board’s judgment is that Mr. Akins should now serve as Chairman and CEO.

Under the Company’s Principles of Corporate Governance, in circumstances where the Chairman of the Board is not independent or where the positions of Chairman and Chief Executive Officer are filled by the same person, the Board considers it useful and appropriate to designate a Lead Director. The Company already has policies and practices in place to provide independent oversight of management and the Company’s strategy. The Board currently includes 13 independent directors among its 15 members. The Board routinely holds executive sessions at which only independent directors are present, and, each year, the independent directors select a Lead Director responsible for facilitating and chairing the independent directors sessions.

Mr. Hoaglin has been the Lead Director of the Board since April 2012. The purpose of the Lead Director is to promote the independence of the Board in order to represent the interests of the shareholders. The Lead Director is selected by the independent directors.

The Lead Director is responsible for working closely with the CEO to finalize information flow to the Board, set meeting agendas and arrange meeting schedules. He also chairs meetings of the independent directors and serves as principal liaison between the independent directors and management. In addition, Mr. Hoaglin has the ability to call special meetings of the Board, as needed. He has the authority to retain outside legal counsel or other advisors as needed by the Board. He provides a channel of communications between the directors and management, assures that directors receive timely and necessary information in advance of meetings, and receives communications from shareholders on behalf of non-management directors.

Communicating with the Board

Anyone who would like to communicate directly with our Board, our independent directors as a group, or our Lead Director, may submit a written communication to American Electric Power Company, Inc., P.O. Box 163609, Attention: AEP Independent Directors, Columbus, Ohio 43216. The Company’s Corporate Secretary reviews such inquiries or communications, and communications other than advertising or promotions of a product or service are forwarded to our Board, our independent directors as a group or our Lead Director, as appropriate.

Transactions with Related Persons

The American Electric Power Company, Inc. Related Person Transaction Approval Policy (Policy) was adopted by the Board in December 2006. The written Policy is administered by the Committee on Directors and Corporate Governance. A copy of the Policy is available on our website at www.aep.com/investors/corporateleadersandgovernance.

The Policy defines a “Transaction with a Related Person” as any transaction or series of transactions in which (i) the Company or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Person” has a direct or indirect material interest. A “Related Person” is any director or executive officer of the Company, any nominee for director, any shareholder owning in excess of five percent of the total equity of the Company and any immediate family member of any such person.

The Directors and Corporate Governance Committee considers all of the relevant facts and circumstances in determining whether or not to approve a Transaction with a Related Person and approves only those transactions that are in the best interests of the Company. The Directors and

Corporate Governance Committee considers various factors, including, among other things: the nature of the Related Person’s interest in the transaction; whether the transaction involves arm’s-length bids or market prices and terms; the materiality of the transaction to each party; the availability of the product or services through other sources; whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; the acceptability of the transaction to the Company’s regulators; and in the case of a non-management director, whether the transaction would impair his or her independence or status as an “outside” or “non-management” director.

If Company management determines it is impractical or undesirable to wait until a meeting of the Directors and Corporate Governance Committee to consummate a Transaction with a Related Person, the Chair of the Directors and Corporate Governance Committee may review and approve the Transaction with a Related Person. Any such approval is reported to the Directors and Corporate Governance Committee at or before its next regularly scheduled meeting.

No approval or ratification of a Transaction with a Related Person supersedes the requirements of the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors or AEP’s Principles of Business Conduct applicable to any executive officer. To the extent applicable, any Transaction with a Related Person is also considered in light of the requirements set forth in those documents.

Since January 1, 2013, there have been no transactions and there are no currently proposed transactions, involving an amount exceeding $120,000 in which AEP was or is expected to be a participant and in which any Related Person had a direct or indirect material interest.

Director Compensation

Directors who are employees of the Company receive no additional compensation for service as a director other than accidental insurance coverage. The table below shows the elements and amount of compensation that we paid to our non-management directors for 2013.

Compensation Element	Until October 1, 2013	On and After October 1, 2013
Annual Retainer (1)	$92,000	$97,000
Annual Stock Unit Awards (2)	138,000	145,000
Committee Chair Annual Retainers (1):
Audit Committee	20,000	20,000
HR Committee	20,000	20,000
Audit Committee Member Annual Retainers (1)	15,000	15,000
HR Committee Member Annual Retainers (1)	10,000	10,000
Lead Director
Annual Retainer (1)	30,000	30,000
Non-Executive Chairman (3)
Annual Retainer (1)	330,000	330,000

(1)	Retainer amounts are paid in cash in quarterly installments.
(2)	In 2013, pursuant to the Stock Unit Accumulation Plan for Non-Management Directors, each non-management director was awarded $139,750 in AEP stock units. These AEP stock units are credited to directors quarterly, based on the closing price of AEP Common Stock on the payment date. Amounts equivalent to cash dividends on the AEP stock units accrue as additional AEP stock units. AEP stock units are paid to each non-management director in cash shortly after termination of service unless the director has elected to further defer payment.

(3)	Following his January 1, 2012 appointment as Non-Executive Chairman, Mr. Morris provided support on strategic and public policy issues to the Company. As compensation for his service as Non-Executive Chairman of the Board of Directors, Mr. Morris received an additional annual retainer of $330,000. The additional Non-Executive Chairman compensation was eliminated as of January 1, 2014 when Mr. Akins was elected Chairman of the Board.

The Board has determined that Board compensation should consist of a mix of cash and AEP stock units. In September 2013, upon the recommendation of the Committee on Directors and Corporate Governance and taking into account comparative data from Meridian Compensation Partners, LLC, an outside independent consultant (“Meridian”), the Board determined that effective October 1, 2013, (i) the amount of AEP stock units awarded to non-employee directors pursuant to the Stock Unit Accumulation Plan should increase from $138,000 annually to $145,000 annually and (ii) the amount of the annual cash retainer paid to non-employee directors should increase from $92,000 annually to $97,000 annually. The Committee on Directors and Corporate Governance assessed the independence of Meridian pursuant to SEC rules and concluded that Meridian’s work for the Committee on Directors and Corporate Governance does not raise any conflict of interest.

The Board believes that the director compensation set forth above compensates directors appropriately for all general services that are rendered as a director, committee member, committee chair or as Lead Director, including education and training appropriate to the director’s responsibilities. The Company believes, however, that special compensation can be appropriate when individual directors are asked to undertake special assignments requiring a significant amount of additional time, effort and responsibility. The Board’s Special Compensation Policy provides for directors to be compensated at a daily rate when called upon to undertake special additional services beyond those contemplated by the Annual Retainer. Under the Special Compensation Policy, the Committee on Directors and Corporate Governance determines (a) the amount of any special compensation in light of the actual or anticipated time, effort and responsibility required of the director and (b) the form of special compensation, which may include a per diem fee, an hourly fee, a flat fee or any other reasonable payment or payments. No special compensation was paid for services provided in 2013.

Expenses.    Directors are reimbursed for expenses incurred in attending Board, committee and shareholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities that benefit the Company, including participation in director education programs.

Spouses may occasionally join directors on Company aircraft when a director is traveling to or from Board meetings or other business activities. The Company generally provides for, or reimburses the expenses of, the directors and their spouses for attendance at such meetings. The Board eliminated tax gross-ups on any director perquisites.

Retainer Deferral Plan.    The Retainer Deferral Plan for Non-Employee Directors is a non-qualified deferred compensation plan that permits non-employee directors to choose to defer up to 100 percent of their annual cash retainer and fees into a variety of investment fund options, all with market-based returns, including an AEP stock fund. The Plan permits the non-employee directors to defer receipt until termination of service or for a period that results in payment commencing not later than five years after termination of service.

Insurance.    AEP maintains a group 24-hour accident insurance policy to provide a $1,000,000 accidental death benefit for each director, $100,000 for each spouse of a director and $50,000 for all dependent children. The current policy, effective September 1, 2012 to September 1, 2015, has a premium of $28,905.

Stock Ownership.    Non-management directors are required by our Corporate Governance Principles to own AEP common stock or AEP stock units worth five times their annual equity award, which is met within the first five years of a non-management director’s term by requiring the director to hold the AEP stock units awarded under the Stock Unit Accumulation Plan. Each non-management director is required to hold these stock units until termination of service. After five years of service on the Board, non-management directors receive contributions to an AEP stock fund under the Stock Unit Accumulation Plan. During open trading windows they may subsequently transfer those amounts into other investment fund options, similar to those in the Retainer Deferral Plan.

Matching Gifts Program.    Directors may participate in our Matching Gifts Program on the same terms as AEP employees. Under the program, AEP will match between $250 and $1,000 per higher education institution each year in charitable contributions from a director.

Charitable Award Program.    AEP is continuing a memorial gift program for former Central and South West Corporation directors and executive officers who had been previously participating in this program. The program currently has 26 participants, including Dr. Sandor. Under this program, AEP makes donations in a director’s name to up to three charitable organizations in an aggregate amount of up to $500,000, payable by AEP upon such person’s death. AEP maintains corporate-owned life insurance policies to support portions of the program. AEP paid an annual premium of $103,569 on those policies for 2013.

2013 Director Compensation Table

The following table presents the compensation provided by the Company in 2013 to our non-management directors.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($) (2)(3)	All Other Compensation ($) (4)	Total ($)
David. J. Anderson	108,250	139,750	642	248,642
James F. Cordes (1)	31,952	43,229	642	75,823
Ralph D. Crosby, Jr.	123,250	139,750	642	263,642
Linda A. Goodspeed	108,250	139,750	642	248,642
Thomas E. Hoaglin	133,250	139,750	642	273,642
Sandra Beach Lin	108,250	139,750	642	248,642
Michael G. Morris	423,250	139,750	642	563,642
Richard C. Notebaert	103,250	139,750	642	243,642
Lionel L. Nowell III	128,250	139,750	642	268,642
Stephen S. Rasmussen	93,250	139,750	642	233,642
Oliver G. Richard III	103,250	139,750	642	243,642
Richard L. Sandor	93,250	139,750	4,625	237,625
Sara M. Tucker	108,250	139,750	5,642	253,642
John F. Turner	108,250	139,750	642	248,642

(1)	Mr. Cordes’ term as a director ended effective as of April 23, 2013, the date of our 2013 Annual Meeting.
(2)	The dollar amounts reported represent the grant date fair value calculated in accordance with FASB ASC Topic 718 of AEP stock units granted under the Stock Unit Accumulation Plan for Non-Employee Directors, without taking into account estimated forfeitures. AEP Stock Units are credited to directors quarterly, based on the closing price of AEP common stock on the payment date.
(3)	Each non-employee director who served the full year received 3,051.287 AEP stock units in 2013. Due to his service for less than a full year, Mr. Cordes received 881.803 AEP stock units.

The current directors had the following aggregate number of AEP stock units at 2013 year-end: Mr. Anderson (9,353), Mr. Crosby (29,436), Ms. Goodspeed (30,210), Mr. Hoaglin (23,667), Ms. Lin (4,736), Mr. Morris (6,539), Mr. Notebaert (9,353), Mr. Nowell (33,961), Mr. Rasmussen (4,208), Mr. Richard (3,101), Dr. Sandor (43,046), Ms. Tucker (19,559) and Mr. Turner (21,754).

(4)	The amounts reported in all other compensation consists of (a) a premium of $642 for accidental death insurance policy, (b) a matching gift contribution of $5,000 for Ms. Tucker and (c) an amount of $3,983 for Dr. Sandor’s participation in the Central and South West Corporation Memorial Gift Program.

Insurance

AEP and the AEP System Companies and their directors and officers are insured, subject to certain exclusions and deductibles, against losses resulting from any claim or claims made against them while acting in their capacities as directors and officers. Such insurance, effective March 15, 2013 to March 15, 2014, is provided by: Associated Electric & Gas Insurance Services Ltd., Energy Insurance Mutual Ltd., Zurich American Insurance Company, AXIS Insurance Company, U.S. Specialty Insurance Company, Arch Insurance Company, Travelers Casualty and Surety Co. of America, Westchester Fire Insurance Company (ACE), Berkley Insurance Co., RSUI Insurance Company, Alterra America Insurance Company, Scottsdale Indemnity Company (Freedom Specialty), Arch Reinsurance, Ltd., Illinois National Fire Insurance Company (AIG), Allied World Assurance Company Ltd. (AWAC), Liberty Mutual Insurance Company, Travelers Casualty & Surety Company (Travelers), Endurance Risk Solutions Assurance Co., Catlin Specialty Insurance Company (Catlin, Inc.) and ACE Bermuda LTD. The total cost of this insurance is $3,298,391.

Fiduciary liability insurance provides coverage for AEP System companies and their affiliated trusts, their directors and officers, and any employee deemed to be a fiduciary or trustee, for breach of fiduciary responsibility, obligation, or duties as imposed under the Employee Retirement Income Security Act of 1974. Such insurance, effective March 15, 2013 to March 15, 2014, is provided by U.S. Specialty Insurance Company, AXIS Specialty Insurance Company, Energy Insurance Mutual Ltd., and Scottsdale Indemnity Company (Freedom Specialty). The total cost of this insurance is $561,320.

Item 2. Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014. Although action by the shareholders in this matter is not required, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of Company financial controls and reporting, and will seriously consider shareholder input on this issue. Whether or not the appointment of Deloitte & Touche LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on April 22, 2014. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

Your Board of Directors recommends a vote FOR this Item 2.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2013 and December 31, 2012, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2013	2012
Audit Fees(1)	$12,344,000	$10,757,000
Audit-Related Fees(2)	$706,000	$1,361,000
Tax Fees(3)	$587,000	$147,000

TOTAL	$13,637,000	$12,265,000

(1)	Audit fees in 2012 and 2013 consisted primarily of fees related to the audit of the Company’s annual consolidated financial statements, including each registrant subsidiary. Audit fees also included auditing procedures performed in accordance with Sarbanes-Oxley Act Section 404 and the related Public Company Accounting Oversight Board Auditing Standard Number 5 regarding the Company’s internal control over financial reporting. This category also includes work generally only the independent registered public accounting firm can reasonably be expected to provide.
(2)	Audit-related fees consisted principally of regulatory, statutory and employee benefit plan audits. A rate filing in 2012 required external audit assurance.
(3)	Tax fees consisted principally of advisory services. Tax services are rendered based upon facts already in existence, transactions that have already occurred, as well as tax consequences of proposed transactions. Evaluation of the tax aspects of proposed transactions in 2013 accounted for the increase.

The Audit Committee has considered whether the provision of services other than audit services by Deloitte & Touche LLP and its domestic and global affiliates is compatible with maintaining independence, and the Audit Committee believes that this provision of services is compatible with maintaining Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limitation. The independent registered public accounting firm and management are required to report to the Audit Committee at each regular meeting regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date. The Audit Committee Chairman may also pre-approve particular services on a case-by-case basis. In 2013, all Deloitte & Touche LLP services were pre-approved by the Audit Committee in accordance with this policy.

Audit Committee Report

The Audit Committee reviews AEP’s financial reporting process as well as the internal control over financial reporting on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

The Audit Committee met seven times during the year and held discussions, some of which were in private, with management, the internal auditor, and the independent registered public accounting firm. Management represented to the Audit Committee that AEP’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management has also concluded that the Company’s internal control over financial reporting was effective as of December 31, 2013. The Audit Committee has reviewed and discussed the audited consolidated financial statements and internal control over financial reporting with management, the internal auditor and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB).

In addition, the Audit Committee had discussions with and received written communications from the independent registered public accounting firm regarding its independence as required by the PCAOB. The Audit Committee has also received written communication regarding the results of the independent registered public accounting firm’s internal quality control reviews and procedures and other matters, as required by the New York Stock Exchange listing standards.

In reliance on the reviews, communications and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in AEP’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Audit Committee Members

Lionel L. Nowell, III, Chair

David J. Anderson

J. Barnie Beasley, Jr.

Linda A. Goodspeed

Sandra Beach Lin

Sara Martinez Tucker

John F. Turner

Item 3. Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Securities Exchange Act, we are including in these proxy materials a separate resolution for shareholders to vote upon, on an advisory (non-binding) basis, the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term goals. Please read the “Compensation Discussion and Analysis” beginning on page 24 for additional details about the 2013 compensation of our named executive officers.

The HR Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. As a result of its review process, the HR Committee maintains the following executive compensation practices:

•	Emphasizing long-term incentive compensation to promote the longer-term interests of the Company and encourage management to make decisions that are aligned with shareholders’ interests;

•	Tying the value of a substantial portion (70 percent) of this long-term compensation to two robust measures of shareholder value:

•	Three-year total shareholder return compared to the S&P 500 Electric Utilities Industry Index, and

•	Three year cumulative earnings per share compared to a board approved objective;

•

Maintaining a clawback policy that allows the Board to recoup any excess incentive compensation paid to our named executive officers and other key members of our executive team if the financial results on which the awards were based are materially restated due to misconduct of the executive.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure is hereby APPROVED.”

While the Board intends to consider carefully the results of this vote, the say-on-pay vote is advisory only, and therefore will not be binding on the Company or our Board of Directors.

Vote Required.

Approval of this proposal requires the affirmative vote of holders of a majority of the votes cast at the meeting.

Your Board of Directors recommends a vote FOR this Item 3.

Other Business

The Board of Directors does not intend to present to the meeting any business other than the election of directors, the ratification of the appointment of the independent registered public accounting firm and the advisory vote on the compensation of the named executive officers as disclosed in this proxy statement.

If any other business not described herein should properly come before the meeting for action by the shareholders, the persons named as proxies on the proxy card or their substitutes will vote the shares represented by them in accordance with their best judgment. At the time this proxy statement was printed, the Board of Directors was not aware of any other matters that might be presented.

Compensation Discussion and Analysis

This section explains AEP’s compensation philosophy, summarizes its compensation programs and reviews compensation decisions for the following named executive officers:

Name	Title
Mr. Akins	Chairman, Chief Executive Officer and President
Mr. Tierney	Executive Vice President and Chief Financial Officer
Mr. Powers	Executive Vice President and Chief Operating Officer
Mr. Feinberg	Executive Vice President and General Counsel
Ms. Hillebrand	Senior Vice President and Chief Administrative Officer

Executive Summary

2013 Business Performance Highlights.    AEP’s shareholders received a 14.2 percent total shareholder return including dividends for the year, which was well above the total shareholder return for the S&P 500 Electric Utilities Index of 7.8 percent. The Company’s 2013 operating earnings were $3.23 per share, which was above the mid-point of our earnings guidance for the year. During 2013, the Company successfully accomplished several strategic and operating initiatives. AEP Ohio completed the corporate separation of its generation assets on December 31, 2013, as planned. Throughout 2013 the Company also focused on ways to work differently through a continuous improvement culture to create sustainable O&M savings and increase revenues. As part of this program, the Company reached approximately $242 million in sustainable O&M savings and revenue enhancements. And, for the second year in a row, the Company did not experience a fatal employee accident.

At the beginning of the year, the HR Committee established threshold (0 percent of target payout), target and maximum (200 percent of target payout) operating earnings per share measures for 2013 annual incentive compensation at $3.00, $3.15 and $3.30 per share, respectively. In setting the $3.15 per share target, the HR Committee considered the slow economic recovery in our service territory, the level of customer switching at AEP Ohio and continued low natural gas prices that impact our off system sales. Despite these anticipated challenges, the HR Committee slightly increased the target for annual incentive compensation by $0.03 per share from AEP’s 2012 target. In 2013 AEP produced operating earnings per share of $3.23, which was above the target of $3.15. As a result, earnings of $3.23 were included in the calculation of annual incentive funding. Throughout this CD&A, we refer to operating earnings, which is a non-GAAP financial measure. Exhibit A to this proxy statement contains a reconciliation of GAAP earnings per share to operating earnings per share for 2013.

The Company’s operating earnings per share, together with the Company’s performance on the strategic and operating measures for corporate separation, continuous improvement and safety discussed above, produced an initial score of 152.4 percent of target. The HR Committee established two extra credit goals for 2013: 7.5 percent for zero fatalities and up to 5 percent for cultural improvement. The Company did not experience a fatal employee accident, which resulted in a 7.5 percent addition to the score. The HR Committee subjectively considered the Company’s achievement of predetermined culture improvement activity milestones, as well as the opportunity for further improvement in AEP’s culture, and awarded 3 of 5 possible percentage points for this goal. As a result, the overall annual incentive funding for AEP’s executive officers was 162.9 percent of target for 2013.

The cumulative operating earnings per share score for the 2011-2013 performance units was 97.5 percent of target. The relative total shareholder return (TSR) measure at the end of the performance period was at the 62nd percentile of the comparator group, which produced a score of 140 percent of target. The operating earnings per share and TSR scores combined to produce an overall score of 118.8 percent of target for the 2011-2013 performance period. As a result, 118.8 percent of the 2011-2013 performance units outstanding at year-end were earned.

2013 Executive Compensation Highlights.    The HR Committee undertook a project in 2012 to assess the competitiveness of realizable executive compensation looking backwards over one, three and five year periods for senior executive positions relative to utility industry peers. This analysis showed that, on a percentile basis, the realizable compensation of AEP executives over these periods was consistently below AEP’s total shareholder return performance. As a result, the HR Committee directed management to develop a multi-year plan to address the root causes of this gap between realizable compensation and performance. This plan was adopted by the HR Committee in 2013 and included both structural changes to AEP’s compensation program and compensation changes for some executives, where their target compensation was significantly below market. The HR Committee also decided to establish salaries for newly promoted and hired executives closer to the market competitive target going forward.

The HR Committee continues to target market median compensation for all of the named executive officers, but now also considers other market pay levels, such as the 25th, 60th and 75th percentiles, in addition to the market median to provide a more complete picture of market comparisons.

The basis for funding for the annual incentive program was modified for 2013 from 100 percent operating earnings per share to 75 percent operating earnings per share and 25 percent strategic, safety and operating goals. The HR Committee added these additional funding measures to create a balanced scorecard for incentive funding. The strategic, operating and safety goals only provide funding if the operating earnings per share threshold is met and are capped at an aggregate 150 percent of target score.

The HR Committee also changed the plus or minus 10 percent fatality adjustment to a plus 7.5 percent extra credit if the Company had zero fatalities for the year. Safety remained a focus of the plan with a safety measure with a 10 percent weight, as well as the zero fatality goal with a 7.5 percent extra credit potential.

In addition, the HR Committee approved the inclusion of a culture measure with a potential 5 percent extra credit. Achievement of this extra credit was based on meeting specific, predetermined culture improvement activity milestones.

For 2013, the HR Committee also changed the award mix for long-term incentive awards to increase the percentage granted in the form of performance units from 60 percent to 70 percent, and to reduce the percentage granted in the form of restricted stock units from 40 percent to 30 percent. The HR Committee made this change to increase the amount of long-term incentive compensation that is performance-based. This long-term incentive award mix is similar to the median mix of performance based and non-performance based long-term awards among the companies in AEP’s Compensation Peer Group. AEP’s three-year performance unit awards accounted for approximately 50 percent of the total compensation opportunity for Mr. Akins. These performance units are tied to AEP’s three year cumulative operating earnings per share and three year total shareholder return relative to the S&P 500 Electric Utilities Industry Index. An additional 21 percent of the total compensation opportunity for Mr. Akins was tied to the value of AEP common stock as restricted stock units that vest over a 40-month period.

Effective January 1, 2014, the HR Committee replaced all of the Company’s change in control agreements to eliminate the provisions that provided a tax gross-up for excise taxes to certain participants. Prior to this change, some of the named executive officers had change in control agreements that provided for a payment that offset the effect of an excise tax with a “gross-up” payment that would have reimbursed those executives for any excise tax on an after tax basis.

The HR Committee also changed the stock ownership targets for executives from a fixed number of shares to a multiple of base salary. The CEO’s target is five times his base salary, and the target for each of the other named executive officers is three times their base salary. This is more consistent with the way most companies establish stock ownership targets.

As part of the HR Committee’s independent compensation consultant’s comprehensive review of the Company’s executive compensation in September 2013, the consultant noted that the Company’s practice of using a mix of electric utility and general industry peers differed from the majority practice in the utility industry. Therefore, the HR Committee approved changing the Company’s peer group. It retained all of the existing utility peer companies and added three utility peer companies, but removed all of the general industry companies. The HR Committee made these changes because the HR Committee assessed that an all utility peer group provides more meaningful compensation comparisons and because other similar utility companies are the primary competitors for the Company’s executive talent. In addition, recent consolidations and mergers in the utility industry increased the size of a number of the utility peer companies. This change in peer group is discussed in detail on page 30.

Corporate Governance Highlights.    For many years, the Company has:

•	Had significant stock ownership requirements for its executive officers;

•	Tied a substantial portion of the compensation for its executives to annual and long-term performance;

•	Had a policy that allows the Company to claw back incentive compensation in certain circumstances; and

•	Had an insider trading policy that prohibits our executives and directors from hedging their AEP stock holdings or holding them in margin accounts without Company approval.

In addition, the HR Committee has made several changes to the Company’s executive compensation program in the last several years to align with best practices, including:

•

Granting long-term incentive awards with change in control provisions that include a double trigger that results in vesting of these awards only if there is a change in control and a separation from service;

•	Eliminating company paid country club memberships for executive officers;

•	Generally eliminating personal use of Company provided aircraft, to the extent that such use has an incremental cost to the Company;

•	Generally eliminating tax gross-ups, other than for relocation;

•	Amending the Company’s Insider Trading Policy to prohibit directors and executive officers from pledging Company stock; and

•	Eliminating the reimbursement and tax gross-up for excise taxes triggered under change in control agreements.

Results of 2013 Advisory Vote to Approve Executive Compensation

At the Company’s annual meeting of shareholders held in April 2013, approximately 95 percent of the votes cast on the Company’s say-on-pay proposal voted in favor of the proposal. In accordance with this vote, the HR Committee continued to apply the same principles and philosophy it has used in previous years in determining executive compensation. The HR Committee will continue to consider the outcome of the Company’s say-on-pay vote and other sources of stakeholder feedback when establishing compensation programs and making compensation decisions for the named executive officers.

The Board decided that AEP will hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required shareholder vote to determine the frequency of the advisory votes on executive compensation. Because the Dodd-Frank Act requires that such frequency votes be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at the Company’s 2017 annual meeting of shareholders.

Overview

The HR Committee oversees and determines AEP’s executive compensation (other than that of the CEO). The HR Committee makes recommendations to the independent members of the board of directors about the compensation of the Chief Executive Officer, and those independent board members determine the CEO’s compensation.

AEP’s executive compensation programs are designed to:

•	Attract, retain, motivate and reward an outstanding leadership team with market competitive compensation and benefits to achieve both excellent team and individual performance;

•	Reflect AEP’s financial and operational size and the complexity of its multi-state operations;

•	Provide a substantial portion of executive officers’ total compensation opportunity in the form of performance based incentive compensation;

•

Align the interests of the Company’s executive officers with those of AEP’s shareholders by providing a majority of the total compensation opportunity for executive officers in the form of stock-based compensation with a value that is linked to the total return on AEP’s common stock and by maintaining significant stock ownership requirements for executives;

•

Support the implementation of the Company’s business strategy by tying annual incentive awards to an operating earnings per share target and to the achievement of specific operating and strategic objectives; and

•	Promote the stability of the management team by creating strong retention incentives with multi-year vesting schedules for long-term incentive compensation.

Overall, AEP’s executive compensation program is intended to create a total compensation opportunity (base salary, annual incentive opportunity and long-term incentive opportunity) that, on average, is equal to the median of AEP’s Compensation Peer Group, as described under Compensation Peer Group on page 29. The HR Committee’s independent compensation consultant,

Meridian Compensation Partners, LLC (Meridian), participates in HR Committee meetings, assists the HR Committee in developing the compensation program and has an opportunity to meet with the HR Committee in executive session without management present. See the Human Resources Committee Report on page 44 for additional information about Meridian’s independence.

Compensation Program Design

The compensation program for executive officers includes base salary, annual incentive compensation, long-term incentive compensation, a comprehensive benefits program and limited perquisites. The Company provides a balance of annual and long-term incentive compensation that is consistent with the compensation mix provided by AEP’s Compensation Peer Group. For AEP’s annual incentive compensation, the HR Committee balances meeting AEP’s operating earnings per share target with other objectives, such as safety, strategic goals and culture.

For 2013, operating earnings per share constituted 75 percent of the funding measure for annual incentive compensation. The HR Committee chose this measure because it largely reflects management’s performance in operating the Company. It is also strongly correlated with shareholder returns and is the primary measure by which the Company communicates its actual and expected future financial performance to the investment community and employees. The operating earnings per share measure is also well understood by both our shareholders and employees. Management and the HR Committee believe that operating earnings per share growth is the primary means for the Company to create long-term shareholder value. For 2013, the remaining 25 percent of the funding for annual incentive compensation was tied to strategic and safety goals. In addition, the HR Committee established two extra credit goals for 2013: zero fatalities and culture, which could add an additional 7.5 percent and up to 5 percent to the score, respectively.

In 2013, the majority of AEP’s long-term incentive compensation (70 percent) for executive officers was tied to longer-term shareholder return objectives to maintain an appropriate focus on creating sustainable long-term shareholder value. The HR Committee awarded performance units to executive officers with three-year performance measures tied to AEP’s total shareholder return relative to all of the companies in the S&P 500 Electric Utilities Industry Index, and cumulative operating earnings per share relative to a board approved target. A cumulative measure of operating earnings was chosen to ensure that earnings for all three years contribute equally to the award calculation. The HR Committee also chose a total shareholder return measure for these awards to provide an external performance comparison that reflects the effectiveness of management’s strategic decisions and actions over the three-year period relative to other large companies in our industry.

The HR Committee also uses long-term incentives as a retention tool to foster management continuity. Performance unit awards are subject to a three-year vesting period, and restricted stock units (RSUs) vest over 40 months in three approximately equal components on the May 1st following the first, second and third anniversaries of the grant date. Effective January 1, 2013, the HR Committee altered the mix of long-term incentive awards to increase the percentage granted in the form of performance units from 60 percent to 70 percent, and to reduce the percentage granted in the form of RSUs from 40 percent to 30 percent. The HR Committee made this change to increase the amount of long-term incentive compensation that is performance based.

The HR Committee annually reviews the mix of the three elements of total direct compensation: base salary, annual incentive compensation and long-term incentive compensation. As illustrated in the charts below, in 2013, 66 percent of the target total direct compensation for the CEO and 57 percent on average for the other named executive officers was performance-based (target annual incentive compensation and grant date value of performance units). An additional 21 percent of the CEO’s target total direct compensation and an additional 17 percent on average for the other named executive officers was provided in the form of RSUs (grant date value) which are tied to AEP’s stock price.

For 2013, the HR Committee targeted the median total compensation of the Compensation Peer Group for each of the named executive officers. Plus or minus 15 percent of the target is the range of compensation that is generally considered to be market competitive by the HR Committee’s independent compensation consultant. The HR Committee generally chooses the median as a target because the Company is by design near the median of the Compensation Peer Group based on revenues. To the extent that the total compensation opportunity for an executive in a job that is well matched in the Compensation Peer Group is above or below the +/- 15 percent target range around the peer group median, the HR Committee adjusts elements of pay over time to bring the executive’s total compensation opportunity into the target range. The HR Committee’s independent compensation consultant completes an annual executive compensation study. In October 2012, this study found that (in aggregate, for the named executive officers) each of base salary, total cash compensation and total direct compensation was within the +/- 15 percent market competitive range.

Compensation Peer Group

The HR Committee, supported by its independent compensation consultant, annually reviews AEP’s executive compensation relative to a peer group of companies that represent the talent markets with which AEP must compete to attract and retain executives. The companies included in the Compensation Peer Group were chosen from utilities and industrial companies that were comparable in size to AEP. At the end of 2012, the HR Committee used the Compensation Peer Group consisting of the 14 utility industry companies and the 12 general industry companies shown in the table below in setting the compensation for our named executive officers for 2013.

The HR Committee’s independent compensation consultant annually provides the HR Committee with an executive compensation study covering all executive officer positions and many other executive positions based on survey information for the Compensation Peer Group. The methodology and job matches used in this study are generally determined by the HR Committee’s independent compensation consultant based on descriptions of each executive’s responsibilities and are reviewed with the HR Committee. The standard benchmark is the median value of compensation paid by the Compensation Peer Group. The HR Committee considers percentiles other than the median and may select any percentile as a benchmark if, in their judgment, such other benchmarks provide a better comparison based on the specific scope of the job being matched. Broader energy and general industry data is used when sufficient data is not available in the Compensation Peer Group to provide a comparison, but this was not the case in 2013 with respect to any of the named executive officers.

AEP’s 2013 Compensation Peer Group

Energy (14 Companies)	General Industry (12 Companies)
Centerpoint Energy, Inc.	3M Company
Dominion Resources, Inc.	Bristol-Myers Squibb Company
Duke Energy Corporation	Caterpillar Inc.
Edison International	CSX Corporation
Entergy Corporation	Goodyear Tire & Rubber Company
Exelon Corporation	Northrop Grumman Corporation
FirstEnergy Corp.	PPG Industries, Inc.
NextEra Energy, Inc.	Schlumberger N.V.
PPL Corporation	Sunoco, Inc.
PG&E Corporation	Textron Inc.
Public Service Enterprise Group Inc.	Union Pacific Corporation
Sempra Energy	Weyerhaeuser Company
Southern Company (The)
Xcel Energy Inc.

The table below shows that, at the time the Compensation Peer Group data was collected in July 2012, AEP’s revenue was slightly above the 50th percentile of the combined peer group.

2013 Compensation Peer Group

Revenue ($ million)
Compensation Peer Group
25th Percentile	$11,275
50th Percentile	$14,956
75th Percentile	$21,244
Utility Industry Median	$14,236
General Industry Median	$22,006
AEP	$15,116

As part of the HR Committee’s independent compensation consultant’s comprehensive review of the Company’s executive compensation in September 2013, the consultant noted that the Company’s practice of using a mix of electric utility and general industry peers differed from the majority practice in the utility industry. Therefore, the HR Committee approved changing the composition of the Company’s peer group. It retained all of the existing utility peer companies, added three utility peer companies, and removed all of the general industry companies, thereby creating a compensation peer group consisting entirely of utility companies. The HR Committee made these changes because it determined that an all utility peer group provides more meaningful compensation comparisons and because other similar utility companies are the primary competitors for the company’s executive talent. Recent consolidations and mergers in the utility industry increased the size of a number of the utility peer companies. This provided for a sufficiently sized peer group of companies with revenues in a suitable range as compared to the Company’s. The peer group set forth below serves as our peer group for 2014.

AEP’s 2014 Compensation Peer Group

AES Corporation
Centerpoint Energy, Inc.
Consolidated Edison Inc.
Dominion Resources, Inc.
DTE Energy Company
Duke Energy Corporation
Edison International
Entergy Corporation
Exelon Corporation
FirstEnergy Corp.
NextEra Energy, Inc.
PPL Corporation
PG&E Corporation
Public Service Enterprise Group Inc.
Sempra Energy
Southern Company
Xcel Energy Inc.

The table below shows that, at the time the Compensation Peer Group data was collected in July 2013, AEP’s revenue was above the 50th percentile of the combined peer group.

2014 Compensation Peer Group

Revenue ($ million)
Compensation Peer Group
25th Percentile	$11,128
50th Percentile	$13,418
75th Percentile	$15,320
AEP	$14,945

Executive Compensation Program Detail

Executive Compensation Components Summary.    The following table summarizes the major components of the Company’s executive compensation program.

Component	Purpose	Key Attributes

Base Salary	• To provide a market-competitive and consistent minimum level of compensation.

•     A 3 percent executive merit budget was approved by the HR Committee for 2013.

•     Merit and other salary increases for executives are awarded by the HR Committee based on a variety of factors, which are described under Base Salary on page 33.

Annual Incentive Compensation

•     To focus executive officers on achieving annual earnings objectives and other performance objectives that are critical to AEP’s success, which for 2013 included:

•      Safety

•      Operations

•      Strategic Initiatives

•      Zero Fatalities

•      Culture

•     To communicate and align executive and employee efforts to the Company’s earnings, operational performance and strategic objectives.

•     Annual incentive targets are established by the HR Committee based on competitive compensation information provided by the HR Committee’s independent compensation consultant.

•      Actual awards generally may vary within a range of 0 percent to 200 percent of each executive’s annual incentive target.

•     Operating earnings per share was chosen as the funding measure for 2013.

•      An operating earnings per share threshold of $3.00 per share was established that provided annual incentive funding only if the threshold was exceeded.

•     Individual awards are then approved by the HR Committee based on:

•      Each executive’s calculated annual incentive payout opportunity, and

•      The CEO’s subjective evaluation of each named executive officer’s individual performance for the year.

Component	Purpose	Key Attributes

Long-Term Incentive Compensation

•   To motivate AEP management to maximize shareholder value by linking a substantial portion of their potential executive compensation directly to shareholder returns.

•   To help ensure that Company management remains focused on longer-term results, which the HR Committee considers to be essential given the large long-term investments in physical assets required in our business.

•   To reduce executive turnover and maintain management consistency.

•   For 2013, the HR Committee provided long-term incentive awards in the form of three-year performance units, which were 70 percent of the grant value, and restricted stock units (RSUs), which were 30 percent of the grant value.

•   For the 2013-2015 performance unit awards, the HR Committee established the following equally weighted performance measures:

•    Three-year cumulative operating earnings per share relative to a board approved target, and

•    Three-year total shareholder return relative to the S&P 500 Electric Utilities Industry Index.

•   Individual long-term incentive awards are based on:

•    Award guidelines for each salary grade and market competitive compensation information provided by the HR Committee’s independent compensation consultant, and

•    A subjective evaluation of the individual’s potential contribution to shareholder value during the performance period.

Base Salary.    Merit and other salary increases for executives are awarded by the HR Committee based on:

•	The Company’s merit budget,

•	Sustained individual performance as assessed by each executive’s direct manager,

•	The market competitiveness of the executive’s salary,

•	Internal comparisons,

•	The responsibilities, experience and future potential of each executive,

•	Reporting relationships, and

•	The impact that any change in base salary may have on other pay elements and the market competitiveness of the executive’s total compensation.

The HR Committee approved a 3 percent merit budget for 2013 for executives and also approved several other salary adjustments to bring executive pay closer to market competitive levels. Effective January 1, 2013, the HR Committee increased the base salaries for Mr. Akins and Mr. Feinberg by $300,000 and $100,000, which brought their base salaries to $1,200,000 and

$550,000, respectively. Mr. Akins’ and Mr. Feinberg’s salary increases each included a market adjustment to bring their compensation closer to the market median level for similar positions in the Company’s Compensation Peer Group. In addition, Mr. Feinberg’s salary increase reflected his promotion to executive vice president. The HR Committee approved a 3.0 percent merit budget for 2014 for executives.

Annual Incentive Compensation.

Annual Incentive Targets.    Annual incentive compensation focuses executive officers on achieving annual earnings objectives and other performance objectives that are critical to AEP’s success. The HR Committee, in consultation with its independent compensation consultant and Company management, establishes the annual incentive targets for each executive officer position primarily based on compensation benchmark studies. For 2013, the HR Committee established the following annual incentive targets for each of the positions held by the named executive officers:

•	125 percent of base earnings for the CEO position (Mr. Akins);

•	80 percent of base earnings for the CFO position (Mr. Tierney);

•	80 percent of base earnings for the EVP and Chief Operating Officer position (Mr. Powers);

•	65 percent of base earnings for the EVP, General Counsel and Secretary position (Mr. Feinberg); and

•	60 percent of base earnings for the SVP and Chief Administrative Officer position (Ms. Hillebrand).

The HR Committee increased the target for the CEO from 110 percent to 125 percent to bring target annual incentive compensation and target total cash compensation in line with the Company’s Compensation Peer Group median.

Funding For Annual Incentive Plan.    In 2013, AEP produced operating earnings per share of $3.23, which was above the target of $3.15. This earnings result, together with the Company’s performance on the strategic measures discussed below (safety, operations and strategic initiatives), produced a result of 152.4 percent of the target award opportunity for executive officers. Because the Company did not experience a fatal employee accident, 7.5 percent was added to the annual incentive funding. In addition, the HR Committee approved a 3 percent addition for achieving culture initiative milestones. These positive adjustments increased the incentive funding to 162.9 percent of target for 2013.

For 2013, GAAP earnings per share reported in AEP’s financial statements was $0.19 per share lower than operating earnings, primarily because of generation plant impairments. Exhibit A to this proxy statement contains a reconciliation of GAAP earnings per share to operating earnings per share.

Annual Performance Objectives.    For 2013, the HR Committee developed a balanced scorecard to tie annual incentive awards for AEP’s executive team to the Company’s performance objectives for the year in three areas of performance: safety, operations and strategic initiatives. The HR Committee uses this balanced scorecard because it mitigates the risk that executives will focus on one or a few overriding objectives, such as short term financial performance, to the detriment of other objectives. The weightings of those targets are determined by the HR Committee. The threshold, target and maximum payout levels are determined by the HR Committee and are set forth with

2013 actual results and scores in the table below. We more fully explain the measures and the reasons we chose the measures in the text following the table.

	Weight	Threshold	Target	Maximum	Actual Performance Result	Actual Award Score (as a percent of target opportunity)	Weighted Score
Operating Earnings Per Share (75%)	75%	$3.00	$3.15	$3.30	$3.234	156%	1.170
Safety (10%)
Recordable Case Rate (the number of Occupational Safety and Health Administration recordable incidents per 200,000 work hours)	4%	1.07	0.94	0.82	0.83	191.7%	0.077
Severity Rate (the number of lost and restricted duty days due to Occupational Safety and Health Administration recordable incidents per 200,000 work hours)	5%	21.07	18.64	16.21	23.04	0%	0.000
Contractor Recordable Case Rate (the number of Occupational Safety and Health Administration recordable incidents per 200,000 work hours for major AEP contractors)	1%	1.84	1.60	1.36	1.38	191.7%	0.019
Operations (10%)
Repositioning Implementation Savings – O&M savings/revenue enhancements for 2013 and projected savings/revenues for future years	10%	$150 million	$200 million	$225 million	$242 million	200%	0.200
Strategic Initiatives (5%)
Corporate Separation and Development of Competitive Unregulated Energy Business – The score is determined subjectively by the HR Committee based on progress made during 2013	5%	This is a subjective measure that was scored at 116.7% because we completed corporate separation of AEP Ohio’s generation assets, terminated the generation pool sharing agreement for our eastern subsidiaries and developed the competitive business, including trading and retail energy sales.			Not Applicable	116.7%	0.058
Additional Credit Measures
Fatality Adjustment	NA	+7.5% of composite score for year without a fatal work related employee incident			No employee fatality	+7.5% of composite score	0.075
Culture Adjustment	NA	+5% of composite score for culture measure. This is a subjective measure that was scored at +3%.			Not Applicable	+3% of composite score	0.030
Total Score							1.629

Safety.    With safety as an AEP core value, maintaining the safety of AEP employees and the general public is always our primary consideration. Accordingly, safety measures comprised 10 percent of the 2013 scorecard. We measure this using employee and contractor recordable case rate in accordance with the methodology prescribed by the Occupational Safety and Health Administration (OSHA) for recordable incidents. We also measure the incident severity rate portion by the number of lost and restricted duty work days per 200,000 work hours. In addition to these safety measures, the HR Committee also established a fatality credit adjustment for 2013, which is discussed below.

Operations.    In 2013, the Company implemented a Repositioning Study and developed an Engage to Gain Program to encourage employees to develop ways to create sustainable O&M savings and revenue improvements. Therefore, the HR Committee tied 10 percent of the scorecard to reaching a sustainable O&M savings and revenue improvement goal.

Strategic Initiatives.    The remaining 5 percent of the executive council scorecard was tied to strategic initiatives for 2013. These initiatives included the corporate separation of AEP Ohio and the development of a competitive unregulated energy business.

Fatality and Culture Adjustment Credits.    The HR Committee established a fatality adjustment credit for 2013 that would add 7.5 percent to the Overall Performance Score in the event of a fatality free year. The HR Committee also established a culture adjustment credit for 2013 that would add up to 5 percent if specific, predetermined culture improvement activity milestones were met.

2013 Individual Award Calculations.    The calculation of the 2013 annual incentive opportunity is shown in the chart below for each named executive officer. This is the starting point for determining actual annual incentive awards. The HR Committee then subjectively evaluates the individual performance of each named executive officer to determine the actual awards, which are also shown in the table below for 2013.

Name	2013 Base Earnings*		Annual Incentive Target %		Final Performance Score		Calculated Annual Incentive Opportunity	2013 Actual Awards
Mr. Akins	$1,193,077	x	125%	x	162.9%	=	$2,429,403	$2,430,000

Mr. Tierney	$671,981	x	80%	x	162.9%	=	$875,725	$875,500

Mr. Powers	$671,981	x	80%	x	162.9%	=	$875,725	$875,500

Mr. Feinberg	$547,692	x	65%	x	162.9%	=	$579,924	$585,000

Ms. Hillebrand	$470,000	x	60%	x	162.9%	=	$459,378	$480,000

*	Based on earnings paid in 2013, which is slightly different than the salary earned for 2013 shown in the Summary Compensation Table on page 48.

The HR Committee believes that annual incentive compensation should not be based purely on a formulaic calculation, such as that shown in the Calculated Annual Incentive Opportunity column above, but should instead be adjusted from this starting point to reflect each executive’s individual performance and contribution. Based on recommendations from the CEO focusing on the individual performance and contribution of the other named executive officers, the HR Committee approved the annual incentive awards shown in the 2013 Actual Awards column. The annual incentive award for the CEO was approved by the independent members of the Board.

AEP provides annual incentive compensation to executive officers through the Senior Officer Incentive Plan, which was approved by shareholders at the 2012 annual meeting. This plan establishes the maximum annual incentive award opportunity for each executive officer that is potentially tax deductible by the Company under section 162(m) of the Internal Revenue Code.

Long-Term Incentive Compensation.    The HR Committee grants long-term incentive compensation to executive officers on an annual award cycle. Long-term incentive compensation consists of stock awards in the form of (i) performance units with three-year performance measures tied to AEP’s total shareholder return and cumulative operating earnings per share and (ii) restricted stock units (RSUs) which vest over a forty month period. AEP annually reviews the mix of long-term incentive compensation provided to its executives. For the 2013 award cycle, the HR Committee increased the percentage of long-term incentive awards granted as performance units from 60 percent to 70 percent of the aggregate grant date fair value and made a corresponding decrease in the percentage granted as RSUs from 40 percent to 30 percent. For 2014, the HR Committee retained this mix of long-term incentive awards.

Both the 2013 performance units and RSUs were granted with change in control provisions that include a double trigger, which means that awards would vest only if both a change in control and a separation from service occur under defined circumstances.

In 2013 the HR Committee established a practice of granting long-term incentive compensation to executives and other management employees promoted to positions with larger long-term incentive opportunities. If an executive is promoted, the HR Committee will provide a promotional award to step-up his or her long-term incentive award, adjusted on a pro rata basis, to reflect the portion of the vesting period remaining for outstanding long-term incentive awards at the time of the participant’s promotion into the new role. As part of this program, in connection with Mr. Feinberg’s promotion to Executive Vice President, Mr. Feinberg received a prorated long-term incentive award with a grant date fair value of $104,000 in February 2013.

The HR Committee establishes award guidelines for each named executive officer position based primarily on market competitive long-term and total compensation for similar positions in AEP’s Compensation Peer Group. Long-term incentive awards are approved by the HR Committee, or, for the CEO, by the independent members of the Board. These determinations are made based on:

•

Award guidelines for each named executive officer position and each salary grade level that are established by the HR Committee, which creates an overall award pool that AEP management and the HR Committee use in determining awards;

•

Individual performance assessments. However, any positive discretionary adjustments based on individual performance must generally be offset by negative adjustments for other participants to avoid exceeding the award pool;

•

The individual executive’s total direct compensation relative to market median compensation for his or her position as shown in the annual executive compensation study conducted by the HR Committee’s independent compensation consultant;

•	The executive officer’s future potential for advancement, and

•	A subjective evaluation of the individual’s potential contribution to shareholder value during the performance period.

The HR Committee also regularly reviews tally sheets for the Chief Executive Officer that show the potential future payout of outstanding equity awards. These tally sheets show the extent to which the value of the potential payout from all outstanding equity awards is linked to changes in AEP’s stock price and the value likely to be paid from all outstanding equity awards taking Company performance into consideration. The tally sheets also show whether the value that the Chief Executive Officer has already received from equity awards is so large as to cause the HR Committee to reassess the need for or effectiveness of any future equity awards.

Performance Units.    The HR Committee granted performance unit awards for a 2013 – 2015 performance period to each named executive officer shown in the 2013 Long-Term Incentive Awards table below. Dividends are reinvested in additional performance units, but those additional performance units are subject to the same performance measures and vesting requirements as the underlying performance units. The total number of performance units held at the end of the performance period is multiplied by the weighted score for the two performance measures shown below to determine the award payout; however, the maximum score for each performance measure is 200 percent. For further information on these awards, see the description under 2013 Stock Award Grants beginning on page 51. The cumulative earnings per share target was set at $9.833, which consisted of $3.15 for 2013, which was the midpoint of the Company’s earnings guidance, and an assumed four percent growth rate for 2014 and 2015.

Performance Measures for 2013 – 2015 Performance Units

Performance Measure	Weight	Threshold Performance	Target Performance	Maximum Payout Performance
3-Year Cumulative Earnings Per Share	50%	$8.85 (30% payout)	$9.833 (100% payout)	$10.816 (200% payout)

3-Year Total Shareholder Return vs. S&P 500 Electric Utilities Industry Index	50%	20th Percentile (0% payout)	50th Percentile (100% payout)	80th Percentile (200% payout)

Performance units that were granted for the 2011 – 2013 performance period vested on December 31, 2013. The combined score for the 2011-2013 performance period was 118.8 percent of target. The final score calculation for these performance measures is shown in the chart below. For more information on the number of performance units earned by each named executive officer for the 2011-2013 performance period, see the Option Exercises and Stock Vested for 2013 Table on page 55.

2011 – 2013 Performance Units

Performance Measures	Threshold Performance	Target Performance	Maximum Payout Performance	Actual Performance	Score	Weight	Weighted Score

3-Year Cumulative Earnings Per Share	$8.73 (0% payout)	$9.70 (100% Payout)	$10.67 (200% Payout)	$9.67	97.5%	50%	48.8%

3-Year Total Shareholder Return vs. S&P Electric Utilities	20th Percentile (0% Payout)	50th Percentile (100% Payout)	80th Percentile (200% Payout)	62nd Percentile	140%	50%	70%

Composite Result							118.8%

Restricted Stock Units.

The HR Committee also granted 30 percent of the aggregate grant date value of the Company’s 2013 long-term incentive awards as RSUs. These RSUs vest over a forty month period, subject to the executive’s continued employment, in three approximately equal installments on May 1, 2014, May 1, 2015 and May 1, 2016, respectively. Dividends are reinvested in additional RSUs, but those additional RSUs vest at the same time as the underlying RSUs vest. Upon vesting, the RSUs granted in 2013 payout in cash to executive officers. The HR Committee granted RSU awards that payout in cash to executive officers because these executives have other means of meeting their stock ownership requirements and might otherwise be prevented from utilizing this compensation for extended periods of time due to restrictions on insider trading. For further information on these awards, see the description under 2013 Stock Award Grants beginning on page 51.

2013 Long-Term Incentive Awards

Name	Number of Performance Units Granted	Number of Restricted Stock Units Granted	Total Units Granted	Total Grant Date Fair Value
Mr. Akins	101,535	43,515	145,050	$6,720,167
Mr. Tierney	28,602	12,258	40,860	$1,893,044
Mr. Powers	28,602	12,258	40,860	$1,893,044
Mr. Feinberg	15,591	7,079	22,670	$1,050,301
Ms. Hillebrand	12,635	12,106	24,741	$1,146,251

These performance units and RSUs provide total direct compensation opportunities to executives that are on average within the market competitive range. Differences between the awards for individual executives primarily reflect differences in the long-term incentive targets for their respective positions as of January 2013.

Mr. Feinberg received 1,290 of his performance units and 950 of his restricted stock units in connection with his promotion to Executive Vice President under the promotional award program described above under the Long-Term Incentive Compensation.

Ms. Hillebrand received 6,691 of her restricted stock units that offset the loss of a similar value of stock units that she forfeited when she left her prior employer. These RSUs vest over a forty month period, subject to the executive’s continued employment, in three approximately equal installments on May 1, 2014, May 1, 2015 and May 1, 2016.

Stock Ownership Requirements.    The HR Committee believes that linking a significant portion of an executive’s financial rewards to the Company’s success, as reflected by the value of AEP stock, gives the executive a stake similar to that of the Company’s shareholders and encourages long-term management strategies that benefit shareholders. Therefore, the HR Committee requires certain officers (52 individuals as of December 31, 2013) to accumulate and hold a specific amount of AEP common stock or stock equivalents. The HR Committee annually reviews the minimum stock ownership level for each officer salary grade and periodically adjusts these levels. Each named executive officer has met his or her stock ownership requirement or is on pace to meet the requirement within five years of the date it was assigned.

In 2013, the HR Committee changed the stock ownership targets for executive officers from a fixed number of shares to a multiple of base salary. The CEO’s target is five times his base salary, and the other named executive officers’ targets are three times their respective base salaries. This is more consistent with the way most companies establish stock ownership targets.

Performance units are mandatorily deferred into AEP Career Shares to the extent necessary for each executive to meet his or her minimum stock ownership requirement. AEP Career Shares are stock units that are paid out in cash in an amount equal to the market value of AEP common stock. In addition, in the event that an executive has not met his or her minimum stock ownership requirement within five years of the date it was assigned, the executive is subject to mandatory deferral into AEP Career Shares of up to 50 percent of his or her annual incentive compensation award. AEP Career Shares are not paid to participants until after their AEP employment ends.

Benefits.    AEP generally provides the same health and welfare benefits to named executive officers as it provides to other employees. AEP also provides the named executive officers with either four or five weeks of paid vacation.

AEP’s named executive officers participate in the same pension and savings plans as other eligible employees. These include tax-qualified defined contribution and defined benefit plans. AEP’s named executive officers also participate in the Company’s non-qualified retirement benefit plans, which are largely designed to provide “supplemental benefits” that would otherwise be offered through the tax-qualified plans except for the limits imposed by the Internal Revenue Code on those tax-qualified plans. As a result, the non-qualified plans allow eligible employees to accumulate higher levels of replacement income upon retirement than would be allowed under the tax-qualified plans alone.

The HR Committee recognizes that the non-qualified plans result in the deferral of the Company’s income tax deduction until such benefits are paid, but the HR Committee believes that executives generally should be entitled to the same retirement benefits, as a percentage of their eligible pay, as other employees; that these benefits are prevalent among similar companies; and that these benefits are a part of a market competitive total rewards package.

The Company can also provide contractual benefits under the non-qualified plans. For example, in 1997, Mr. Powers negotiated additional years of credited service under AEP’s non-qualified pension plan as part of his initial employment arrangement with AEP to offset pension benefits that he would have been able to earn from his prior employer due to his length of service to that company.

The HR Committee limits both the amount and types of compensation that are included in the qualified and non-qualified retirement plans because they believe that compensation over certain limits and certain types of compensation should not be further enhanced by including it in retirement benefit calculations. Therefore:

•	Long-term incentive compensation is not included in the calculations that determine retirement and other benefits under AEP’s benefit plans,

•	The cash balance formula of the AEP Supplemental Benefit Plan limits eligible compensation to the greater of $1 million or twice the participant’s base salary, and

•	Eligible compensation is also limited to $2 million under the non-qualified Supplemental Retirement Savings Plan.

AEP provides group term life insurance benefits to all employees, including the named executive officers, in the amount of two times their base salary.

For executives who relocate, it is AEP’s practice to offer relocation assistance to offset their moving expenses. This policy enables AEP to obtain high quality new hires and relocate internal candidates as needed.

Perquisites.    The HR Committee annually reviews the perquisites provided by the Company to ensure that they are efficient and effective uses of AEP’s resources. The HR Committee also periodically reviews the value of perquisites provided to each named executive officer. In 2013, AEP only provided executives with independent financial counseling and tax preparation services to assist executives with financial planning and tax filings. Income is imputed to executives and taxes are withheld for these services. AEP does not provide a gross-up for these taxes.

While corporate aircraft provides enhanced security, travel flexibility and reduced travel time, which benefits the Company, the HR Committee is sensitive to concerns regarding the expense of corporate aircraft and the public perception regarding personal use of such aircraft. Accordingly, effective October 2009, the HR Committee generally prohibited personal use of corporate aircraft that has an incremental cost to the Company. The Company allows spouses to accompany executives on business trips using corporate aircraft if there is no incremental cost to the Company. Taxes are withheld on the value of executive spouse travel on corporate aircraft in accordance with IRS standards, and AEP does not provide a gross-up for these taxes.

Other Compensation Information

Recoupment of Incentive Compensation.

The Board believes that incentive compensation should be reimbursed to the Company if, in the Board’s determination:

•	Such incentive compensation was predicated upon the achievement of financial or other results that were subsequently materially restated or corrected,

•	The executive from whom such reimbursement is sought engaged in misconduct that caused or partially caused the need for the restatement or correction, and

•	A lower payment would have been made to the executive based upon the restated or corrected financial results.

The Board adopted this clawback policy in February 2007, and the HR Committee has directed the Company to design and administer all of the Company’s incentive compensation programs in a manner that provides for the Company’s ability to obtain such reimbursement. The Company will seek reimbursement, if and to the extent that, in the Board’s view, such reimbursement is warranted by the facts and circumstances of the particular case or if the applicable legal requirements impose more stringent requirements on AEP to obtain reimbursement of such compensation. AEP may also retain any deferred compensation previously credited to the executive if, when, and to the extent that it otherwise would become payable. This right to reimbursement is in addition to, and not in substitution for, any and all other rights AEP might have to pursue reimbursement or such other remedies against an executive for misconduct in the course of employment by AEP or otherwise based on applicable legal considerations.

Role of the CEO and Compensation Consultant with Respect to Determining Executive Compensation.    The HR Committee invites the CEO and all directors to attend HR Committee meetings. The HR Committee regularly holds executive sessions without the CEO or other management present to provide a confidential forum for any concerns to be expressed. The Chairman of the Board and the HR Committee Chairman have the authority to call meetings of the HR Committee.

The CEO has assigned AEP’s Senior Vice President & Chief Administrative Officer and Director – Compensation and Executive Benefits to support the HR Committee. These individuals work closely with the HR Committee Chairman, the CEO and the Committee’s independent compensation consultant (Meridian Compensation Consultants, LLC, “Meridian”) to research and develop requested information, prepare meeting materials, implement the HR Committee’s actions and administer the Company’s executive compensation and benefit programs in keeping with the objectives established by the HR Committee. Members of management supporting the HR Committee also meet with the CEO, the HR Committee Chairman and Meridian prior to meetings to review and finalize the meeting agenda and meeting materials.

The CEO regularly discusses his strategic vision and direction for the Company during HR Committee meetings with Meridian in attendance. Likewise, Meridian regularly discusses compensation strategy alternatives, in light of the CEO’s strategic vision and direction, during HR Committee meetings with the CEO in attendance. The HR Committee believes that this open dialogue and exchange of ideas is important to the development and implementation of a successful executive compensation strategy.

The CEO discusses the individual performance of all the named executive officers with the HR Committee and recommends their compensation to the HR Committee. The CEO also has substantial input into the development of employment offers for outside candidates for executive positions, although all employment offers for executive officer positions require the approval of the HR Committee.

Change In Control Agreements.    The HR Committee provides change in control agreements to all the named executive officers to help align the interests of these executives with those of AEP’s shareholders by mitigating the financial impact that would occur to them if their employment was terminated as a result of a change in control. The HR Committee also considers change in control agreements as an important tool in recruiting external candidates for certain executive positions. The HR Committee limits participation to those executives whose full support and sustained contributions in the course of a lengthy and complex possible corporate transaction would be critical to the successful completion of a change in control. As of December 31, 2013, there were 22 officers who have change in control agreements.

While the HR Committee believes these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the Company and the interests of shareholders in the event of an anticipated or actual change in control. During such transitions, retaining and continuing to motivate the Company’s key executives would be critical to protecting shareholder value. In a change of control situation, outside competitors are more likely to try to recruit top performers away from the Company, and our executive officers may consider other opportunities when faced with uncertainty about retaining their positions. Therefore, the HR Committee uses these agreements to provide security and protection to our officers in such circumstances for the long-term benefit of the Company and its shareholders.

The Board has adopted a policy that requires shareholder approval of future executive severance agreements that provide benefits generally exceeding 2.99 times the sum of the named executive officer’s salary plus annual incentive compensation. In consultation with its independent compensation consultant, the HR Committee periodically reviews change in control agreement practices of similar companies, including the companies in our Compensation Peer Group. The HR Committee has found that change in control agreements are common among these companies, and that 2.99 or 3 multiples are the most common for named executive officers. Therefore, the HR Committee approved change in control multiples of 2.99 times base salary and bonus for all of the named executive officers other than Ms. Hillebrand, who has a 2.0 multiple. Most of the other executives covered by change in control agreements also have the lesser multiple of 2.0 times their base salary and target annual incentive award. All of the change in control agreements have a “double trigger,” which means the severance payments and benefits would be provided only upon a change in control accompanied by an involuntary termination or constructive termination within two years.

Effective January 1, 2014, the HR Committee replaced all of the Company’s change in control agreements to eliminate the provision that provided a tax gross-up for excise taxes. Prior to this date, some of the named executive officers had change in control agreements that provided for a payment that offset the effect of an excise tax with a “gross-up” payment that would have reimbursed those executives for any excise tax on an after tax basis.

Long-term incentive compensation may also vest in the event of a change in control. In the event an executive’s employment is terminated within one year after a change in control under qualifying conditions, such as by the Company without cause or by the executive for good reason, then a pro rata portion of the executive’s outstanding performance units will vest and be paid at the target performance score. All outstanding restricted stock unit awards granted before December 2010 also fully vest in the event of a change in control. A double trigger was added to restricted stock unit awards granted on or after this date. This double trigger requires that an executive’s employment be terminated under defined circumstances within one year after a change in control in order for all of the executive’s outstanding restricted stock units to vest.

Other compensation and benefits provided to executive officers in the event their employment is terminated as a result of a change in control are consistent with that provided in the event an executive’s employment is terminated due to a consolidation, restructuring or downsizing as described below.

Other Employment Separations.    AEP maintains a severance plan that provides two weeks of base pay per year of service to all employees, including executive officers, if their employment is terminated due to a consolidation, restructuring or downsizing, subject to the employee’s agreement to waive claims against AEP. In addition, our severance benefits for all employees include outplacement services and access to health benefits at active employee rates for up to 18 months (or until age 65 for employees who are at least age 50 with 10 years of service at the time of their severance).

Named executive officers and other employees remain eligible for an annual incentive award based on their eligible pay for the year, which reflects the portion of the year that they worked, if they separate from service prior to year-end due to their retirement or death. A prorated portion of outstanding performance units vest if a participant retires, which is defined as a termination, other than for cause, after the executive reaches age 55 with five years of service or if a participant is severed. A prorated portion of outstanding performance units would also vest to a participant’s heirs in the event of their death. The pro-rated performance units will not become payable until the end of the performance period and remain subject to all performance objectives.

In 2013, executive officers were also entitled to one year of continued financial counseling service in the event they are severed from service as the result of a restructuring, consolidation or downsizing. In the event of their death, their spouse or the executor of their estate would be eligible for this benefit.

Effective January 1, 2014, the HR Committee adopted an Executive Severance Plan (the “Executive Severance Plan”) that provides severance benefits to selected officers of the Company, including the named executive officers, subject to the executive’s agreement with the provisions of the plan. Executives remain eligible for benefits under the general severance plan described above; however, any benefits provided under the Executive Severance Plan will be reduced by any amounts provided under the general severance plan. The HR Committee adopted this plan because the majority of utility peer companies have a written executive severance plan. Benefits under the Executive Severance Plan would be triggered by a good reason resignation or an involuntary termination. If benefits under the Executive Severance Plan are triggered, our named executive officers would receive pay continuation of two times their base salary and target annual incentive payable over two years. In addition, a pro-rated portion of their outstanding performance units and restricted stock units would vest. The pro-rated performance units will not become payable until the end of the performance period and remain subject to all performance objectives. Any severance benefits payable under the Executive Severance Plan are subject to execution of an agreement by the executive officer releasing claims against the Company and containing a non-competition obligation. Participants are also obligated to comply with the confidentiality, non-solicitation and non-disparagement provisions under the Executive Severance Plan.

Insider Trading, Hedging and Pledging.    The Company maintains an insider trading policy that prohibits directors and executive officers from hedging their AEP stock holdings through short sales and the use of options, warrants, puts and calls or similar instruments. The policy also prohibits directors and executive officers from placing AEP stock in margin accounts without the approval of the Company and from pledging AEP stock as collateral for any loan.

Tax Considerations.    Section 162(m) of the Internal Revenue Code (Section 162 (m)) limits the Company’s ability to deduct compensation in excess of $1,000,000 paid in any year to the Company’s CEO or any of the next three highest paid named executive officers, other than the Chief Financial Officer. The HR Committee considers the limits imposed by Section 162(m) when designing compensation and benefit programs for the Company and its executive officers. Because the annual incentive compensation awarded in 2013 was performance-based and awarded by a committee of independent outside directors pursuant to the Senior Officer Incentive Plan (the SOIP), which was approved by shareholders, its deductibility is not subject to the Section 162(m) limit. The HR Committee established 0.75 percent of income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income) as the performance measure for the 2013 SOIP and further allocated a specific percentage of Adjusted Income to each executive officer. In this way, the HR Committee retains the flexibility to make awards that are based on individual performance in a way that is consistent with the requirements for tax deductibility by the Company under Section 162(m). In no case did the annual incentive awards paid for 2013 exceed the maximum award provided under the SOIP.

Amounts paid to the named executive officers for vested performance units, which were granted under the shareholder approved Long-Term Incentive Plan, also are not subject to the de-

ductibility limit because they are performance-based. For the 2013-2015 performance period, the HR Committee established cumulative three-year income before discontinued operations, extraordinary items and the cumulative effect of accounting changes (Adjusted Income) as the performance measure with a threshold (0 percent) payout at $1 billion and a maximum (200 percent) payout at $2.5 billion. Because these awards are based on an objective definition of earnings that was approved by shareholders as part of the long-term incentive plan, they are consistent with the requirements for tax deductibility by the Company under Section 162(m). However, the HR Committee retains the discretion to reduce the payout.

AEP’s restricted stock units are not considered to be performance-based under Section 162(m). Therefore, any amounts attributable to those restricted stock units are not tax deductible if and to the extent that such units cause the compensation of the covered named executive officer to exceed $1,000,000 for the year.

By meeting the requirements for performance based compensation under Section 162(m) for annual incentive compensation and performance units, these payments are potentially tax deductible for the Company. The HR Committee intends to continue to utilize shareholder approved plans and performance based awards to allow the Company to deduct most annual and long-term incentive compensation paid to named executive officers. However, the HR Committee may exercise discretion to pay nondeductible compensation if following the requirements of Section 162(m) would not be in the interests of shareholders.

Finally, Section 409A of the Internal Revenue Code imposes additional taxes on named executive officers whose deferred compensation fails to comply with Section 409A. The Company has reviewed its compensation arrangements to help ensure they comply with applicable Section 409A requirements.

Human Resources Committee Report

Membership and Independence.    The HR Committee had four members during the majority of 2013. The Board has determined that each member of the HR Committee is an independent director, as defined by the NYSE listing standards. Each member of the HR Committee is also a “non-employee director” for purposes of SEC Rule 16b-3 and an “outside director” for purposes of Section 162(m). Each member of the HR Committee attends professional development training that addresses topics of specific relevance to public company compensation committees.

Purpose.    The primary purpose of the HR Committee is to provide independent oversight of the compensation and human resources policies and practices of the Company. The primary objective of the HR Committee with respect to executive compensation is to ensure that executive officers and other key employees are compensated in a manner that is consistent with the Company’s business strategy, risk tolerance, competitive practices, internal equity considerations, and Company and Board policies.

Functions and Process.    The HR Committee operates under a written charter reviewed, modified and adopted annually by the Board. This charter is available on AEP’s website at www.aep.com/investors/corporateleadersandgovernance.

The HR Committee annually reviews AEP’s executive compensation in the context of the performance of management and the Company. The HR Committee reviews and approves the compensation for all executive officers, other than the CEO, and other senior officers. With respect to the compensation of the CEO, the HR Committee is responsible for making compensation recommendations to the independent members of the Board, who review and approve the CEO’s compensation.

In carrying out its responsibilities, the HR Committee addressed many aspects of AEP’s human resource and executive compensation programs and practices in 2013, including:

•	Establishing annual and long-term performance objectives for senior executives;

•	Assessing the performance of the CEO, other senior executives and the Company relative to those established performance objectives;

•	Conducting an evaluation of Mr. Akins based on written comments from board members, senior AEP management, and the audit firm partner overseeing AEP’s external audit;

•	Determining the mix of base salary, annual incentive compensation and long-term equity based compensation to be provided to executives;

•	Assessing the competitiveness of 2013 and proposed 2014 target compensation for all executive officers relative to AEP’s Compensation Peer Group;

•	Directing the creation of a multi-year plan to address the root causes of the gap between realizable compensation and performance, which includes:

•	Taking steps to bring base pay and incentive compensation targets to market competitive levels over 2-3 years;

•	Taking steps to establish base pay at more competitive levels for promoted employees going forward;

•	Redesigning aspects of the Company’s short-term incentive program to more closely tie payouts to performance; and

•

Granting a promotional award to step-up the current year’s long-term incentive award, adjusted on a pro rata basis, to reflect the portion of the vesting period remaining at the time of the participant’s promotion into the new role.

•	Changing the mix of performance units and restricted stock units in the long-term incentive program from 60/40 to 70/30;

•	Reviewing and approving the base salaries, annual incentive awards and long-term incentive award opportunities for 39 officers for 2013 and 25 positions for 2014;

•	Undertaking a comprehensive review of the Company’s executive rewards program with assistance of Meridian that included a thorough analysis of the Company’s executive total reward program;

•	Assessing compensation risk;

•	Reviewing, adjusting and approving the major terms of employment, change in control agreements and executive severance agreements with senior executives;

•	Reviewing the Company’s workforce safety efforts and results;

•	Reviewing the senior management succession and development plans;

•	Reviewing and approving reports to shareholders regarding executive compensation; and

•	Selecting and engaging an independent compensation consultant to provide objective and independent advice to the HR Committee.

In establishing performance objectives, the HR Committee considers the interests of other major AEP stakeholders, such as AEP’s customers, employees, and the communities in which AEP operates, in addition to those of AEP’s shareholders. For example, the HR Committee tied 2013 annual incentive compensation for all executive officers to measures that included employee safety, while also tying funding for annual incentive compensation to AEP’s operating earnings per share.

In determining executive compensation, the HR Committee considers all relevant factors, including:

•	Company performance;

•

The CEO’s individual performance, based, in part, on a leadership assessment that specifically covers integrity and ethics, communication, willingness to confront tough issues, business acumen, strategic planning, teamwork, and fostering a high performance culture;

•	Individual performance and compensation recommendations for other executive officers as assessed by the CEO and their direct manager;

•	Market competitive compensation survey information from the executive compensation study conducted by the HR Committee’s independent compensation consultant;

•	Succession planning;

•	Executive retention;

•	The responsibilities and experience of each executive officer;

•	Compensation history;

•	The impact salary changes may have on other elements of total rewards;

•	The impact of compensation on risk taking;

•	The expense implications of any changes; and

•	Tally sheets, showing multiple views of the CEO’s total compensation.

The HR Committee’s Independent Compensation Consultant.    In April 2013, the HR Committee engaged Meridian Compensation Partners, LLC (Meridian), to provide recommendations to the HR Committee regarding AEP’s executive compensation and benefit programs and practices. Meridian is a nationally recognized executive compensation consultant. The HR Committee is authorized to retain and terminate consultants and advisors without management approval and has the sole authority to approve their fees. Among other assignments, the HR Committee’s independent compensation consultant provides an annual executive compensation study and a report on current executive compensation and benefits trends within the electric utility industry. In 2013, the Company paid $269,391 for executive compensation consulting services provided to the HR Committee by Meridian. The Company also paid $43,896 for executive compensation consulting services provided to the HR Committee in 2013 by the HR Committee’s previous compensation consultant.

The HR Committee annually assesses and discusses the independence of its executive compensation consultant. The Committee’s prior compensation consultant did not provide any services to AEP, other than the work it performed for the HR Committee. Meridian did not provide any services to AEP, other than the work it performed for the HR Committee, and the work it performed for the Directors and Corporate Governance Committee on director compensation. The HR Committee concluded that Meridian and its prior compensation consultant were independent and that there were no conflicts of interest.

The Committee also annually assesses the performance and objectivity of its executive compensation consultant and has found that the advice provided by Meridian and the Committee’s prior compensation consultant was of a high quality, objective and appropriate for the Company. Meridian also assists the Directors and Corporate Governance Committee in reviewing and recommending director compensation. The HR Committee regularly holds executive sessions with Meridian to help ensure that they receive full and independent advice and that Meridian is not unduly influenced by AEP management.

In fulfilling its oversight responsibilities, the HR Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on its review and these discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Human Resources Committee Members

Ralph D. Crosby, Jr., Chair

Thomas E. Hoaglin

Richard C. Notebaert

Oliver G. Richard III

Executive Compensation

Summary Compensation Table

The following table provides summary information concerning compensation paid to or accrued by us on behalf of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers, to whom we refer collectively as the named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Nicholas K. Akins—	2013	1,204,615	—	6,720,167	2,430,000	155,741	102,065	10,612,588
Chairman of the Board and Chief Executive Officer	2012	903,461	—	4,600,008	1,500,000	176,312	106,709	7,286,490
	2011	770,192	—	1,123,168	750,000	112,879	51,563	2,807,802

Brian X. Tierney—	2013	675,086	—	1,893,044	875,500	0	77,689	3,521,319
Executive Vice President and Chief Financial Officer	2012	652,500	—	1,896,860	800,000	228,760	49,467	3,627,587
	2011	601,660	—	1,200,030	450,000	131,605	46,533	2,429,828

Robert P. Powers—	2013	675,086	—	1,893,044	875,500	0	78,184	3,521,814
Executive Vice President and Chief Operating Officer	2012	652,500	—	1,896,860	800,000	586,359	60,809	3,996,528
	2011	606,731	—	1,123,168	450,000	392,240	57,639	2,629,778

David M. Feinberg(6)—	2013	552,115	—	1,050,302	585,000	36,057	55,309	2,278,783
Executive Vice President and General Counsel	2012	451,731	—	857,807	450,000	30,361	37,044	1,826,943

Lana L. Hillebrand(7)—	2013	471,808	—	1,146,251	480,000	8,193	64,386	2,170,638
Senior Vice President and Chief Administrative Officer	2012	19,884	464,000	—	—	8,002	—	483,884

(1)	Amounts in the salary column are composed of executive salaries paid for the year shown, which include 261 days of pay for 2013, which is one day more than the standard 260 calendar work days and holidays in a year.
(2)	The amounts reported in this column reflect the total grant date fair value, calculated in accordance with FASB ASC Topic 718, of performance units and restricted stock units granted under our Long-Term Incentive Plan. See Note 15 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts. With respect to the performance units, the estimates of the grant date fair values determined in accordance with FASB ASC Topic 718 assumes the vesting of 100% of the performance units awarded. The value realized for the performance units, if any, will depend on the Company’s performance during a three-year performance and vesting period. The potential payout can range from 0 percent to 200 percent of the target number of performance units, plus any dividend equivalents. Therefore, the maximum amount payable for the 2013 performance units is equal to $9,807,454 for Mr. Akins, $2,807,952 for Messrs. Power and Tierney, $1,352,936 for Mr. Feinberg and $1,220,475 for Ms. Hillebrand; and the maximum amount payable for the 2012 performance units is equal to $6,809,551 for Mr. Akins, $2,762,708 for Messrs. Power and Tierney and $1,381,354 for Mr. Feinberg. The 2011 performance units vested on December 31, 2013 and are shown in the Option Exercises and Stock Vested Table for 2013.The restricted stock units vest over a forty month period. For further information on these awards, see the Grants of Plan-Based Awards Table on page 50 and the Outstanding Equity Awards at Fiscal Year-End Table on page 53.
(3)	The amounts shown in this column are annual incentive compensation paid under the Senior Officer Incentive Plan for the year shown. At the outset of each year, the HR Committee sets annual incentive targets and performance criteria that are used after year-end to determine if and the extent to which executive officers may receive annual incentive award payments under this plan.
(4)	The amounts shown in this column are attributable to the increase in the actuarial values of each of the named executive officer’s combined benefits under AEP’s qualified and non-qualified defined benefit plans determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements. See the Pension Benefits Table on page 56, and related footnotes for additional information. See Note 8 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions. No named executive officer received preferential or above-market earnings on deferred compensation. The actual change in pension value in 2013 for Mr. Tierney was ($163,271) and for Mr. Powers was ($236,687).

(5)	Amounts shown in the All Other Compensation column for 2013 include: (a) Company contributions to the Company’s Retirement Savings Plan, (b) Company contributions to the Company’s Supplemental Retirement Savings Plan, (c) temporary living and relocation, (d) tax reimbursement and (e) perquisites. The amounts are listed in the following table:

Type	Nicholas K. Akins	Brian X. Tierney	Robert P. Powers	David M. Feinberg	Lana L. Hillebrand
Retirement Savings Plan Match	$11,448	$11,475	$11,475	$11,475	$6,486
Supplemental Retirement Savings Plan Match	$78,525	$54,764	$54,764	$33,421	$9,675
Temporary Living and Relocation	$0	$0	$0	$0	$21,498
Tax Reimbursement(8)	$0	$0	$0	$0	$16,554
Perquisites	$12,092	$11,450	$11,945	$10,413	$10,173
Total	$102,065	$77,689	$78,184	$55,309	$64,386

Perquisites provided in 2013 included: financial counseling and tax preparation, and, for Mr. Akins, director’s accidental death insurance premium. Executive officers may also have the occasional personal use of event tickets when such tickets are not being used for business purposes, however, there is no associated incremental cost. From time to time executive officers may receive token gifts from third parties that sponsor sporting events (subject to our policies on conflicts of interest). None of the individual perquisites had a value exceeding $25,000 for a named executive officer.
(6)	Mr. Feinberg was not considered an executive officer prior to 2012.
(7)	Ms. Hillebrand was not considered an executive officer prior to 2012. Ms. Hillebrand has an agreement with the Company pursuant to which we paid her $464,000 in 2012 to offset the loss of near-term compensation payments that she forfeited by coming to work at the Company. In addition, she was granted an additional $310,000 in restricted stock units on February 26, 2013 to offset the loss of stock units that she forfeited when she left her prior employer.
(8)	We paid a tax reimbursement to Ms. Hillebrand for imputed income with respect to relocation and temporary living expenses.

Grants of Plan-Based Awards for 2013

The following table provides information on plan-based awards granted in 2013 to each of our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)(4)	Target (#)	Maximum (#)(5)
Nicholas K. Akins
2013 Senior Officer Incentive Plan		—	1,491,346	2,982,692
2013 – 2015 Performance Units	2/26/2013				15,230	101,535	203,070		4,704,117
Restricted Stock Units	2/26/2013							43,515	2,016,050
Brian X. Tierney
2013 Senior Officer Incentive Plan		—	537,585	1,075,170
2013 – 2015 Performance Units	2/26/2013				4,290	28,602	57,204		1,325,131
Restricted Stock Units	2/26/2013							12,258	567,913
Robert P. Powers
2013 Senior Officer Incentive Plan		—	537,585	1,075,170
2013 – 2015 Performance Units	2/26/2013				4,290	28,602	57,204		1,325,131
Restricted Stock Units	2/26/2013							12,258	567,913
David M. Feinberg(8)
2013 Senior Officer Incentive Plan		—	356,000	712,000
2013 – 2015 Performance Units	2/26/2013				2,145	14,301	28,602		662,565
2012 – 2014 Performance Units	2/26/2013				129	860	1,720		39,844
2011 – 2013 Performance Units	2/26/2013				65	430	860		19,922
Restricted Stock Units	2/26/2013							7,079	327,970
Lana L. Hillebrand
2013 Senior Officer Incentive Plan		—	282,000	564,000
2013 – 2015 Performance Units	2/26/2013				1,895	12,635	25,270		585,380
Restricted Stock Units(9)	2/26/2013							12,106	560,871

(1)	Represents potential payouts under the Senior Officer Incentive Plan (SOIP), which are based on base earnings paid during the year.
(2)	The amounts shown in this column represent 200 percent of the target award for each of the named executive officers, which is generally the maximum annual incentive award for all AEP executive officers and other employees.
(3)	Represents performance units awarded under our Long-Term Incentive Plan for the three-year performance period shown. These awards generally vest at the end of the three year performance period based on attainment of specified performance measures. The 2011-2013 performance units granted to Mr. Feinberg vested on December 31, 2013. For further information on these awards, see the description under 2013 Stock Award Grants below. The number of performance units does not include additional units that may be allocated as a result of the reinvestment of phantom dividend equivalents.
(4)	The amounts shown in the Threshold column represent 15% of the target award for each of the named executive officers because the Operating Earnings Per Share measure has a 30% payout for threshold performance, the Total Shareholder Return measure has a 0% payout for threshold performance and these measures are equally weighted. However, the Operating Earnings Per Share threshold does not guarantee a minimum payout because the score would be 0% of target if threshold performance is not achieved.
(5)	The amounts shown in this column represent 200 percent of the target award for each of the named executive officers, which is generally the maximum performance unit award score for all AEP executive officers and other participants.
(6)	Represents restricted stock units awarded under the Long-Term Incentive Plan. These awards generally vest in three equal installments on May 1, 2014, May 1, 2015 and May 1, 2016. The number of restricted stock units does not include additional units that may be allocated as a result of the reinvestment of phantom dividend equivalents. The restricted stock units granted to Mr. Feinberg included 950 units that were granted under a promotional award program described below in footnote 8.
(7)

Amount represents the grant date fair value of performance units and restricted stock units measured in accordance with the guidance in FASB ASC Topic 718, utilizing the assumptions discussed in Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2013, without taking into account estimated forfeitures. With respect to performance units, the grant date fair value assumes the vesting of the target number of performance units granted. The actual number of performance units earned will depend on AEP’s performance over the 2013 through 2015 period and could vary from 0 percent to 200 percent of the target award plus reinvested dividends. The value of performance units earned will be equal to AEP’s average closing share price for the last 20 trading days of the performance period multiplied by the number of performance units earned.

(8)	Mr. Feinberg received the 2011-2013 performance units and the 2012-2014 performance units under a promotional award program that granted a pro rata portion of outstanding long-term incentive awards to promoted employees to bring their long-term compensation to the target level on a going forward basis, rather than waiting to layer such awards in over three or more years. Under this policy, Mr. Feinberg also received 350 restricted stock units (half of which vested on May 1, 2013 and half of which will vest on May 1, 2014) and 600 restricted stock units (one-third of which vested on May 1, 2013, one-third of which will vest on May 1, 2014, and another one-third will vest on May 1, 2015).
(9)	Ms. Hillebrand received 6,691 of these restricted stock units pursuant to a letter agreement when she joined the Company. These units offset the loss of a similar value of stock units that she forfeited when she left her prior employer.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

2013 Stock Award Grants.    On February 26, 2013, the named executive officers were granted long-term incentive awards as part of AEP’s regular annual grant cycle. These awards were granted with double trigger change in control provisions that provide early vesting of awards only in the event of a change in control and a covered separation from service. Of these awards, 70 percent were granted in the form of performance units for the 2013-2015 three-year performance period that generally vest, subject to the participant’s continued AEP employment, at the end of the performance period. Performance units are generally equivalent in value to shares of AEP common stock. Dividend equivalents are reinvested in additional performance units with the same vesting conditions as the underlying performance units.

The 2013-2015 performance units, including the dividend equivalents, are subject to two equally weighted performance measures for the three-year performance period, which are:

•	Three-year total shareholder return relative to the S&P 500 Electric Utilities Industry Index, and

•	Three-year cumulative operating earnings per share relative to a performance objective established by the HR Committee.

These performance measures are described in detail in Compensation Discussion and Analysis-Performance Units beginning on page 37. The scores for these performance measures determine the percentage of the performance units earned at the end of the performance period and can range from zero percent to 200 percent of the target. Recipients must remain employed by AEP through the end of the vesting period to receive a payout unless they retire; are severed by the Company as part of a consolidation, restructuring or downsizing (or, effective January 1, 2014, are involuntarily terminated or resign for good reason as described in the AEP Executive Severance Plan); or are terminated in conjunction with a change in control. In the event of a participant’s retirement or severance by the Company, a prorated portion of their performance units will vest based on the number of months that the participant actively worked. Each performance unit that is vested and earned is paid out or deferred with a value equal to the average closing price of AEP common stock for the last twenty trading days of the performance period. If a participant’s employment is terminated in conjunction with a change in control, then all of the performance units will vest and be paid out immediately at the target performance.

The remaining 30 percent of AEP’s long-term incentive awards were granted in the form of restricted stock units (RSUs) that generally vest, subject to the executive officer’s continued employment, in three equal installments on May 1, 2014, May 1, 2015 and May 1, 2016. Recipients must remain employed by AEP through the vesting date to receive a payout for the RSUs that vest on such date unless they retire pursuant to AEP’s mandatory officer retirement policy at age 65; are severed by the Company as part of a consolidation, restructuring or downsizing (or, effective January 1, 2014, are involuntarily terminated or resign for good reason as described in the AEP Executive Severance Plan); or are terminated in conjunction with a change in control. In the event of a participant’s retirement pursuant to AEP’s mandatory retirement policy or severance by the Company, a prorated portion of their RSUs will vest based on the number of months that the participant actively worked. RSUs that vest pursuant to the mandatory retirement policy, less shares withheld for taxes, are subject to a two year post-retirement holding period. If a participant’s employment is terminated in conjunction with a change in control, all of the RSUs vest. Upon vesting, the RSUs pay out in cash to executive officers.

Employment Agreements.

Mr. Powers has an agreement with the Company, which credits him with 17 additional years of service under AEP’s Supplemental Benefit Plan. In 1997, the Company granted additional years of credited service to Mr. Powers when he joined AEP to offset pension benefits that he would have been able to earn from his prior employer due to his length of service at that company. For further information on this, see note (2) under the Pension Benefits on page 56.

Ms. Hillebrand has an agreement with the Company pursuant to which the Company paid her $464,000 in 2012 to offset the loss of near-term compensation payments that she forfeited by coming to work at the Company. In addition, she was granted an additional $310,000 in restricted stock units on February 26, 2013 to offset the loss of stock units that she forfeited when she left her prior employer. These restricted stock units vest in equal thirds on May 1, 2014, May 1, 2015 and May 1, 2016. Ms. Hillebrand’s agreement also provides her a payment of one times her annual salary plus her target annual incentive opportunity if she terminates her employment for good reason. For further information, see Potential Payments Upon Termination of Employment or Change in Control beginning on page 60.

Outstanding Equity Awards at Fiscal Year-End for 2013

The following table provides information with respect to holdings of restricted stock units and performance units by the named executive officers at December 31, 2013. The named executive officers do not have any outstanding stock options.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Nicholas K. Akins
2012 – 2014 Performance Units(2)			72,845	6,809,551
2013 – 2015 Performance Units(2)			104,915	9,807,454
Restricted Stock Units(3)	32,427	1,515,638
2011 Restricted Stock Units(4)	4,851	226,736
2012 Restricted Stock Units(5)	32,375	1,513,208
2013 Restricted Stock Units(6)	44,964	2,101,617
Brian X. Tierney
2012 – 2014 Performance Units(2)			30,038	2,807,952
2013 – 2015 Performance Units(2)			29,554	2,762,708
Restricted Stock Units(3)	32,427	1,515,638
2011 Restricted Stock Units(4)	5,184	242,300
2012 Restricted Stock Units(5)	13,350	623,979
2013 Restricted Stock Units(6)	12,666	592,009
Robert P. Powers
2012 – 2014 Performance Units(2)			30,038	2,807,952
2013 – 2015 Performance Units(2)			29,554	2,762,708
Restricted Stock Units(3)	32,427	1,515,638
2011 Restricted Stock Units(4)	4,851	226,736
2012 Restricted Stock Units(5)	13,350	623,979
2013 Restricted Stock Units(6)	12,666	592,009
David M. Feinberg
2012 – 2014 Performance Units(2)			14,473	1,352,936
2013 – 2015 Performance Units(2)			14,777	1,381,354
2011 Restricted Stock Units(4)	1,832	85,628
2012 Restricted Stock Units(5)	6,450	301,473
2013 Restricted Stock Units(6)	6,333	296,004
Lana L. Hillebrand
2013 – 2015 Performance Units(2)			13,056	1,220,475
2013 Restricted Stock Units(6)	12,509	584,671

(1)	The market value of the performance units reported in this column was computed by multiplying the closing price of AEP’s common stock on December 31, 2013 ($46.74) by the maximum number of performance units issuable (200% of the target amount set forth in the preceding column) because the payout for the 2011-2013 performance units was above target. However, the actual number of performance units credited upon vesting will be based on AEP’s performance over the applicable three year period.
(2)	AEP currently grants performance units at the beginning of each year with a three-year performance and vesting period. This results in awards for overlapping successive three-year performance periods. These awards generally vest at the end of the three year performance period. The performance units awarded for the 2011 – 2013 performance period vested at December 31, 2013 and are shown in the Options Exercises and Stock Vested for 2013 table below. The awards shown for the 2012 – 2014 and 2013 – 2015 performance periods include performance units resulting from reinvested dividends. Mr. Feinberg also was granted 860 performance units for the 2012-2014 performance period pursuant to the promotional award program that were approved by the HR Committee on February 26, 2013.
(3)	These restricted stock units were granted on August 3, 2010 in connection with a CEO transition plan and include restricted stock units resulting from reinvested dividends. These units will vest, subject to the executive officer’s continued employment, in two equal installments, on August 3, 2014 and August 3, 2015.

(4)	The numbers set forth include restricted stock units resulting from reinvested dividends. They will vest, subject to the executive officer’s continued employment, on May 1, 2014. For all named executive officers other than Mr. Feinberg, these restricted stock units were approved by the HR Committee on December 7, 2010, effective January 1, 2011. For Mr. Feinberg, the restricted stock units were approved by the HR Committee on May 23, 2011. Mr. Feinberg also was granted 350 restricted stock units pursuant to the promotional award program that were approved by the HR Committee on February 26, 2013.
(5)	The numbers set forth include restricted stock units resulting from reinvested dividends. They will vest, subject to the executive officer’s continued employment, in two equal installments, on May 1, 2014 and May 1, 2015. These restricted stock units were granted on January 25, 2012. Mr. Feinberg also was granted 600 restricted stock units pursuant to the promotional award program that were approved by the HR Committee on February 26, 2013.
(6)	These restricted stock units were granted on February 26, 2013 and include restricted stock units resulting from reinvested dividends. They will vest, subject to the executive officer’s continued employment, in three equal installments, on May 1, 2014, May 1, 2015 and May 1, 2016.

Option Exercises and Stock Vested for 2013

The following table provides information with respect to the vesting of restricted stock units and performance units granted to our named executive officers. The named executive officers did not exercise any stock options in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($) (2)
Nicholas K. Akins	—	—	62,152	2,990,855
Brian X. Tierney	—	—	55,040	2,618,542
Robert P. Powers	—	—	52,946	2,519,232
David M. Feinberg	—	—	14,251	688,066
Lana L. Hillebrand	—	—	—	—

(1)	This column includes the following performance units for the 2011 – 2013 performance period that vested on December 31, 2013: 25,933 for Mr. Akins; 27,707 for Mr. Tierney; 25,933 for Mr. Powers; and 9,357 for Mr. Feinberg. This column also includes the following restricted stock units that vested on May 1, 2013: 20,361 for Mr. Akins; 11,476 for Mr. Tierney; 11,155 for Mr. Powers; and 4,895 for Mr. Feinberg. This column also includes 15,858 restricted stock units that vested on August 5, 2013 for Messrs. Akins, Powers and Tierney.
(2)	As is required, the value included in this column for performance units is computed by multiplying the number of units by the market value of these units on the vesting date of December 31, 2013 ($46.74). However, the actual value realized from these units was based on the previous 20-day average closing market price of AEP common stock as of the vesting date ($46.42). For a more detailed discussion of vesting of the performance units, see the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 38. This column also includes the value of restricted stock units that vested on May 1, 2013 and August 5, 2013, which had a market value of $51.23 per share and $46.39 per share, respectively.

Pension Benefits for 2013

The following table provides information regarding the pension benefits for our named executive officers under AEP’s pension plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit($)(1)	Payments During Last Fiscal Year($)
Nicholas K Akins	AEP Retirement Plan	31.6	444,540	—
	CSW Executive Retirement Plan	31.6	616,465	—
Brian X. Tierney	AEP Retirement Plan	15.7	222,643	—
	AEP Supplemental Benefit Plan	15.7	737,230	—
Robert P. Powers	AEP Retirement Plan	15.5	481,199	—
	AEP Supplemental Benefit Plan	32.5 (2)	3,643,278	—
David M. Feinberg	AEP Retirement Plan	2.7	30,986	—
	AEP Supplemental Benefit Plan	2.7	48,185	—
Lana L. Hillebrand	AEP Retirement Plan	18.6 (3)	259,359	—
	AEP Supplemental Benefit Plan	18.6	17,768	—

(1)	The Present Value of Accumulated Benefits is based on the benefit accrued under the applicable plan through December 31, 2013, and the following assumptions (which are consistent with those used in AEP’s financial statements):

•	The named executive officer retires at age 65 (or, for Mr. Tierney and Mr. Powers, retires at age 62), and commences the payment of benefits (the “accrued benefit”).

•

The value of the annuity benefit at the named executive officer’s assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 4.70 percent, 4.55 percent and 4.55 percent for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and the CSW Executive Retirement Plan, respectively, and assumed mortality based upon the IRS 2014 sex-distinct mortality tables. The value of the lump sum benefit at that assumed retirement age is determined based upon the accrued benefit, an assumed interest rate of 5.90 percent and assumed mortality based on the 2014 IRS Applicable Mortality table. The present value of both the annuity benefit and the lump sum benefit at each executive’s current age is based upon an assumed interest rate of 4.70 percent, 4.55 percent and 4.55 percent for the benefits accrued under the AEP Retirement Plan, AEP Supplemental Benefit Plan and CSW Executive Retirement Plan, respectively.

•

The present value of the accrued benefit is weighted based on 75 percent lump sum and 25 percent annuity (or 40 percent lump sum and 60 percent annuity for Mr. Powers due to his eligibility for early retirement under the final average pay benefit formula), based on the assumption that participants elect those benefit options in that proportion.

(2)	Mr. Powers has a letter agreement with AEP that credits him with years of service in addition to his actual years of service with AEP. The Company granted 17 additional years of credited service to Mr. Powers when he joined AEP in 1997 to offset pension benefits that he would have been able to earn from his prior employer due to his length of service at that company. The additional years of service credit have augmented the present value of his accumulated benefits under the AEP Supplemental Benefit Plan by $2,155,983.

(3)

The benefit available to Ms. Hillebrand from the AEP Retirement Plan consists of two pieces: one under the Central and South West Corporation Cash Balance Retirement Plan (the “CSW Retirement Plan”) attributable to her prior period of service between December 15, 1982 and June 30, 2000 (her “CSW Retirement Plan Benefit”) and one under the cash balance formula since her return on December 17, 2012. Her CSW Retirement Plan Benefit will be paid to her either as a lump sum or in one of the annuity options offered by the plan. The amount available to her as a lump sum would be the greater of (i) her CSW Retirement Plan cash balance account ($195,349 as of December 31, 2013), or (ii) the lump sum value of her CSW Retirement Plan protected minimum normal retirement annuity (which had accrued during the 14.5 year period until her traditional pension formula benefit became frozen effective July 1, 1997), calculated using a factor based on then applicable interest and mortality assumptions as well as an assumed future cost of living adjustment rate of 3.00%. The payment available to her as an annuity would be based on the greater of (i) her CSW Retirement Plan protected minimum normal retirement annuity ($3,279 per month) or (ii) the life annuity equivalent of her then CSW Retirement Plan cash balance account, calculated using a factor based on then applicable interest and mortality assumptions.

Overview.    AEP maintains tax-qualified and nonqualified defined benefit pension plans for eligible employees. The nonqualified plans provide (i) benefits that cannot be paid under the tax-qualified plan because of maximum limitations imposed on such plans by the Internal Revenue Code and (ii) benefits pursuant to individual agreements with certain of the named executive officers. The plans are designed to provide a source of income upon retirement to executives and their spouses, as well as a market competitive benefit opportunity as part of a market competitive total rewards package.

AEP Retirement Plan.    The AEP Retirement Plan is a tax-qualified defined benefit pension plan under which benefits are generally determined by reference to a cash balance formula. The AEP Retirement Plan also encompasses the Central and South West Corporation Cash Balance Retirement Plan (the “CSW Retirement Plan”), which was merged into the AEP Retirement Plan effective December 31, 2008. As of December 31, 2013, each of the named executive officers other than Mr. Feinberg was vested. Mr. Feinberg’s benefits will become fully vested if his employment terminates upon his death or disability or once he has been credited with at least three years of service.

In addition, employees who have continuously participated in the AEP Retirement Plan (but not the CSW Retirement Plan) since December 31, 2000 (“Grandfathered AEP Participants,” which includes Mr. Tierney and Mr. Powers) remain eligible for an alternate pension benefit calculated by reference to a final average pay formula. The benefits under this final average pay formula were frozen as of December 31, 2010.

Cash Balance Formula.    Under the cash balance formula, each participant has an account established to which dollar credits are allocated each year.

1.	Company Credits. Each year, participants’ accounts are credited with an amount equal to a percentage of their salary for that year and annual incentive award for the prior year. The applicable percentage is based on the participant’s age and years of service. The following table shows the applicable percentage:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 30	3.0%
30-39	3.5%
40-49	4.5%
50-59	5.5%
60-69	7.0%
70 or more	8.5%

Each year, the IRS calculates a limit on the amount of eligible pay that can be used to calculate pension benefits in a qualified plan. For 2013, the limit was $255,000.

2.	Interest Credits. All amounts in the cash balance accounts earn interest at the average interest rate on 30-year Treasury securities for the month of November of the prior year, with a floor of 4 percent. For 2013, the interest rate was 4 percent.

Final Average Pay Formula.    Grandfathered AEP Participants receive their benefits under the cash balance formula or the final average pay formula, whichever provides the higher benefit. On December 31, 2010, the final average pay benefit payable at the Grandfathered AEP Participant’s normal retirement age was frozen, meaning that their final average pay formula benefit is not affected by the participant’s service or compensation subsequent to this date. This frozen final average pay normal retirement benefit is based on the following calculation as of December 31, 2010: the participant’s then years of service times the sum of (i) 1.1 percent of the participant’s then high 36 consecutive months of base pay (“High 36”); plus (ii) 0.5 percent of the amount by which the participant’s then High 36 exceeded the participant’s applicable average Social Security covered compensation.

Grandfathered AEP Participants may become entitled to a subsidized benefit under the final average pay formula if they would retire early (that is, once they have remained employed past age 55 with at least three years of service). The benefit payable under the final average pay formula would be unreduced if it commences at age 62 or later and is reduced by 3 percent for each year prior to age 62 that his benefits are commenced. Mr. Powers is eligible for such early retirement benefits.

AEP Supplemental Benefit Plan.    The AEP Supplemental Benefit Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the AEP Retirement Plan (without regard to the provisions now included as the result of the merger of the CSW Retirement Plan into the AEP Retirement Plan) as determined upon the participant’s termination of employment. These excess benefits are calculated under the terms of the AEP Retirement Plan described above with the following modifications: (i) additional years of service or benefit credits are taken into account; (ii) annual incentive pay was taken into account for purposes of the frozen final average pay formula; and (iii) the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits are disregarded. However, eligible pay taken into account under the cash balance formula is limited to the greater of $1 million or two times the participant’s year-end base pay.

AEP granted Mr. Powers with 17 additional years of credited service under the AEP Supplemental Benefit Plan when he joined the Company in 1997. The Company granted additional years of credited service to Mr. Powers to offset pension benefits that he would have been able to earn from his prior employer due to his length of service at that company.

Participants do not become vested in their AEP Supplemental Plan benefit until they become vested in their AEP Retirement Plan benefit or upon a change in control. As of December 31, 2013, each of the named executive officers, other than Mr. Feinberg, was fully vested in their AEP Supplemental Benefit Plan benefit. Mr. Feinberg’s benefits will become fully vested once he has completed three years of service, upon a change in control of AEP or if his employment terminates either upon his death or due to his disability.

CSW Executive Retirement Plan.    The CSW Executive Retirement Plan is a nonqualified defined benefit pension plan. It generally provides eligible participants with benefits that are in excess of those provided under the terms of the former CSW Retirement Plan (which was merged into the AEP Retirement Plan) as determined upon the participant’s termination of employment. The excess benefits are calculated without regard to the limitations imposed by the Internal Revenue Code on annual compensation and annual benefits.

Nonqualified Deferred Compensation for 2013

The following table provides information regarding contributions, earnings and balances for our named executive officers under AEP’s three non-qualified deferred compensation plans which are each further described below.

Name	Plan Name(1)	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(3) ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(5) ($)
Nicholas K. Akins	SRSP	104,700	78,525	93,660	—	914,543
	ICDP	—	—	69,572	—	272,103
	SORP	1,248,267	—	362,065	—	3,283,008
Brian X. Tierney	SRSP	94,746	54,764	240,816	—	2,126,997
	SORP	5,297	—	86,775	—	786,726
Robert P. Powers	SRSP	73,019	54,764	316,399	—	2,614,031
	ICDP	—	—	204,493	—	860,415
	SORP	4,980	—	244,041	—	2,212,609
David M. Feinberg	SRSP	44,562	33,421	2,333	—	118,971
	SORP	—	—	—	—	0
Lana L. Hillebrand	SRSP	12,900	9,675	140	—	22,715
	SORP	—	—	—	—	0

(1)	“SRSP” is the American Electric Power System Supplemental Retirement Savings Plan. “ICDP” is the American Electric Power System Incentive Compensation Deferral Plan. “SORP” is the American Electric Power System Stock Ownership Requirement Plan.
(2)	The amounts set forth under “Executive Contributions in Last FY” for the SRSP are reported in the Summary Compensation Table as either (i) Salary for 2013 or (ii) the Non-Equity Incentive Plan Compensation for 2012.
(3)	The amounts set forth under “Registrant Contributions in Last FY” for the SRSP are reported in the Other Compensation column of the Summary Compensation Table.
(4)	No amounts set forth under “Aggregate Earnings in Last FY” have been reported in the Summary Compensation Table as there were no above market or preferential earnings credited to any named executive officer’s account in any of the plans.
(5)	The amounts set forth in the “Aggregate Balance at Last FYE” column for the SRSP include the SRSP amounts reported in the “Executive Contributions in Last FY” and “Registrant Contributions in Last FY” columns. In addition, the “Aggregate Balance at Last FYE” for the SRSP includes the following amounts previously reported in the Summary Compensation Table for prior years: $265,531 for Mr. Akins, $475,774 for Mr. Tierney, $534,486 for Mr. Powers and $38,164 for Mr. Feinberg. The amounts set forth in the “Aggregate Balance at Last FYE” for the SORP include the SORP amounts reported in the “Executive Contributions in Last FY”. In addition, the “Aggregate Balance at Last FYE” for the SORP includes $300,652 for Mr. Akins previously reported in the Summary Compensation Table for prior years.

Overview.    AEP maintains non-qualified deferred compensation plans that allow eligible employees, including the named executive officers, to defer receipt of a portion of their base salary, annual incentive compensation and performance unit awards. The plans are unfunded. Participants have an unsecured contractual commitment from the Company to pay the amounts due under the plans from the general assets of the Company. AEP maintains the following non-qualified deferred compensation plans:

•	The American Electric Power System Supplemental Retirement Savings Plan;

•	The American Electric Power System Incentive Compensation Deferral Plan; and

•	The American Electric Power System Stock Ownership Requirement Plan.

Supplemental Retirement Savings Plan.    This plan allows eligible participants to save on a pre-tax basis and to continue to receive Company matching contributions beyond the limits imposed by the Internal Revenue Code on qualified plans of this type.

•	Participants can defer up to 50 percent of their base pay and annual incentive pay in excess of the IRS’ eligible compensation limit for qualified plans, which was $255,000 for 2013, up to $2,000,000.

•

The Company matches 100 percent of the participant’s contributions up to 1 percent of eligible compensation and 70 percent of the participant’s contributions from the next 5 percent of eligible compensation (for a total Company match of 4.5%).

•

Participants may not withdraw any amount credited to their account until their termination of employment with AEP. Participants may elect a distribution of their account as a lump-sum or annual installment payments over a period of up to 10 years. Participants may delay the commencement of distributions for up to five years from the date of their termination of employment.

•

Participants may direct the investment of their plan account among the investment options that are available to all employees in AEP’s qualified Retirement Savings Plan and one additional option that provides interest at a rate set each December at 120 percent of the applicable federal long-term rate with monthly compounding. There were no above-market or preferential earnings with respect to the Supplemental Retirement Savings Plan.

Incentive Compensation Deferral Plan.    This plan allows eligible employees to defer payment of up to 80 percent of earned performance units.

•	AEP does not offer any matching contributions.

•

Participants may direct the investment of their plan accounts among the investment options that are available to all employees in AEP’s qualified Retirement Savings Plan. There were no above-market or preferential earnings with respect to the Incentive Compensation Deferral Plan.

•

Generally, participants may not withdraw any amount credited to their account until their termination of employment with AEP. However, participants may make one withdrawal of amounts attributable to their pre-2005 contributions prior to termination of employment. The withdrawal amount would be subject to a 10 percent withdrawal penalty. Participants may elect to take distributions from their account in the same manner as described above for the Supplemental Retirement Savings Plan.

Stock Ownership Requirement Plan.    This plan assists executives in achieving their minimum stock ownership requirements. It does this primarily by tracking the executive’s AEP Career Shares. AEP Career Shares are a form of deferred compensation, which are unfunded and unsecured general obligations of AEP. The rate of return on AEP Career Shares is equivalent to the total return on AEP stock with dividends reinvested. Participants may not withdraw any amount credited to their account until their termination of employment with AEP. AEP Career Shares are paid in cash. Participants may elect to take distribution of their AEP Career Shares in the same manner as described above for the Supplemental Retirement Savings Plan.

Potential Payments Upon Termination of Employment or Change in Control

The Company has entered into agreements and maintains plans that will require the Company to provide compensation to the named executive officers in the event of a termination of their employment or a change in control of the Company. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. In addition, in connection with any actual termination or change of control transaction, we may enter into agreements or establish arrangements that provide additional or alternative benefits or amounts from those described below. The agreements and plans summarized below are complex legal documents with terms and conditions having precise meanings, which are designed to address many possible but currently hypothetical situations. It is not possible to reduce them to simple explanations without some loss of precision.

Severance.    AEP currently provides full-time employees, including the named executive officers, with severance benefits if their employment is terminated as the direct result of a restructuring or downsizing (“Severance-Eligible Employees”) and the employee releases AEP from any and all claims. These severance benefits include:

•	A lump sum severance payment equal to two weeks of base pay for each year of Company service, with a minimum of 8 weeks for employees with at least one year of AEP service;

•

Continued eligibility for medical and dental benefits at the active employee rates for eighteen months or until the participant becomes eligible for coverage from another employer, whichever occurs first;

•

For employees who are at least age 50 with 10 years of AEP service and who do not qualify for AEP’s retiree medical benefits or to be bridged to such retiree benefit eligibility (described below), AEP also provides medical and dental benefit eligibility at rates equivalent to those provided to retirees until age 65 or until the participant becomes eligible for coverage from another employer, whichever occurs first; and

•	Outplacement services, the incremental cost of which may be up to $28,000 for executive officers.

Severance-Eligible Employees who have enough weeks of severance (up to one year) and vacation to cover a period that would allow them to become eligible for retiree medical benefits, which is available to those employees who are at least age 55 with at least 10 years of service (“Retirement-Eligible Employees”) are retained as employees on a paid leave of absence until they become retirement eligible. This benefit applies in lieu of severance and unused vacation payments that these employees would otherwise receive. The Company pays any remaining severance and vacation pay at the time of their retirement. This delay of an employee’s termination date does not apply to the plans providing nonqualified deferred compensation, which define a participant’s termination date by reference to Code Section 409A.

A Severance-Eligible executive’s termination entitles that executive to a pro-rata portion of any outstanding performance units that the executive has held for at least six months and to the payment of a pro-rata portion of any restricted stock units to the extent not already vested and paid. The pro-rated performance units will not become payable until the end of the performance period and remain subject to all performance objectives.

Severance-Eligible executives may continue financial counseling and tax preparation services for one year following their termination up to a maximum annual incremental cost to the Company for 2014 of $11,905 plus related incidental expenses of the advisor.

In addition, Ms. Hillebrand has an agreement that entitles her to a payment of one times her annual salary plus her target annual incentive opportunity if she terminates her employment because her duties are changed without her consent, provided that her termination is not a Qualifying Termination (as defined in the Company’s long-term incentive awards). See Change in Control below. Payment is conditioned upon her releasing AEP from all claims, including claims for any other severance benefits.

Effective January 1, 2014, the HR Committee adopted the American Electric Power Executive Severance Plan that is described further on page 43 under Compensation Discussion & Analysis—Other Employment Separations.

Change In Control.    AEP defines “change in control” under its change in control agreements and Long-Term Incentive Plan as:

•	The acquisition by any person of the beneficial ownership of securities representing more than one-third of AEP’s voting stock;

•

A merger or consolidation of AEP with another corporation unless AEP’s voting securities outstanding immediately before such merger or consolidation continue to represent at least two-thirds of the total voting power of the surviving entity outstanding immediately after such merger or consolidation; or

•	Approval by the shareholders of the liquidation of AEP or the disposition of all or substantially all of the assets of AEP.

AEP has a change in control agreement with each of the named executive officers that is triggered if there is a Qualifying Termination of the named executive officer’s employment. A “Qualifying Termination” for this purpose generally occurs when the executive’s employment is terminated in connection with that change in control (i) by AEP without “cause” or (ii) by the named executive officer for “good reason.” Such termination must be no later than two years after the change in control. These agreements provide for:

•	A lump sum payment equal to 2.99 or 2.0, as applicable, times the named executive officers’ annual base salary plus target annual incentive under the annual incentive program; and

•	Outplacement services.

In December 2013, the HR Committee decided to amend all of the Company’s change in control agreements to eliminate the provision that provided a tax gross-up for excise taxes. Up until December 31, 2013, some of the named executive officers had change in control agreements that provided for a payment that offset the effect of an excise tax with a “gross-up” payment that would have reimbursed those executives for any excise tax on an after tax basis.

The term “cause” with respect to AEP’s change in control agreements means:

(i)	The willful and continued failure of the executive to perform the executive’s duties after a written demand for performance is delivered to the executive by the Board; or

(ii)	The willful conduct or omission by the executive, which the Board determines to be illegal; gross misconduct that is injurious to the Company; or a breach of the executive’s fiduciary duty to the Company.

The term “good reason” with respect to AEP’s change in control agreements means:

(i)	An adverse change in the executive’s status, duties or responsibilities from that in effect immediately prior to the change in control;

(ii)	The Company’s failure to pay in a timely fashion the salary or benefits to which the executive is entitled under any employment agreement in effect on the date of the change in control;

(iii)	The reduction of the executive’s salary as in effect on the date of the change in control;

(iv)	Any action taken by the Company that would substantially diminish the aggregate projected value of the executive’s awards or benefits under the Company’s benefit plans or policies;

(v)	A failure by the Company to obtain from any successor the assent to the change in control agreement; or

(vi)	The relocation, without the executive’s prior approval, of the office at which the executive is to perform services to a location that is more than fifty (50) miles from its location immediately prior to the change in control.

The Company must be given notice and an opportunity to cure any of these circumstances before they would be considered to be “good reason.”

Awards under the Long-Term Incentive Plan will vest upon a “Qualifying Termination” upon or within one year after a change in control. The term “Qualifying Termination” with respect to long-term incentive awards generally is the same as that described for the change in control agreements, except that an executive’s mandatory retirement at age 65 is explicitly excluded, and “Cause” is defined more broadly to encompass:

(i)	Failure or refusal to perform assigned duties and responsibilities in a competent or satisfactory manner;

(ii)	Commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of AEP;

(iii)	Engagement in activities or conduct injurious to the best interest or reputation of AEP;

(iv)	Insubordination;

(v)	A violation of any material term or condition of any written agreement with AEP;

(vi)	Violation of any of AEP’s rules of conduct of behavior;

(vii)	Commission of a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with employment at AEP which is injurious to the best interest or reputation of AEP; or

(viii)	Disclosure, dissemination, or misappropriation of confidential, proprietary, and/or trade secret information.

In addition, performance units would be deemed to have been fully earned at 100 percent of the target score upon a “Qualifying Termination” following a change in control. The value of each vested performance unit following a “Qualifying Termination” would be (1) the closing price of a share of AEP common stock on the date of the Qualifying Termination or (2) if the date of the Qualifying Termination is coincident with the change in control and if the change in control is the result of a tender offer, merger, or sale of all or substantially all of the assets of AEP, the price paid per share of common stock in that transaction.

The AEP Supplemental Benefit Plan also provides that all accrued supplemental retirement benefits become fully vested upon a change in control.

Termination Scenarios

The following tables show the incremental compensation and benefits that would have been paid to each named executive officer who was employed by AEP on December 31, 2013 under the hypothetical circumstances cited in each column and calculated in accordance with the methodology required by the SEC. In addition, in connection with any actual termination or change of control transaction, the Company may enter into agreements or establish arrangements that provide additional benefits or amounts, or may alter the terms of benefits described below.

With respect to annual incentive compensation for the completed year, the initial calculated annual incentive opportunity is shown, (before any discretionary adjustment), which varies from the actual value paid and reported in the Summary Compensation Table on page 48.

The values shown in the severance column show the compensation and benefits that would be provided if the severance had occurred on December 31, 2013. The amounts shown do not include the compensation and benefits that would be provided under the Executive Severance Plan that was adopted by the HR Committee effective January 1, 2014 and was accepted by each of the named executive officers in February 2014. That plan is described further on page 43 under Compensation Discussion & Analysis—Other Employment Separations.

The values shown in the change in control column are triggered only if the named executive officer’s employment is terminated under the circumstances (described above under Change In Control) that trigger the payment or provision of each of the types of compensation and benefits shown. As of December 31, 2013, Mr. Tierney and Mr. Powers had change in control agreements that provided for a payment that offset the effect of an excise tax with a “gross-up” payment that would have reimbursed those executives for any excise tax on an after tax basis. However, the tax gross-ups were eliminated from all of AEP’s change in control agreements effective January 1, 2014. In the hypothetical circumstance that Mr. Tierney’s and Mr. Powers’ employment was terminated on December 31, 2013 when the tax gross-up provision was still in effect, the value of the tax gross-up would have been $5,020,221 and $4,735,439, respectively.

No information is provided for terminations due to disability because it is not AEP’s practice to terminate the employment of any employee so long as they remain eligible for AEP’s long-term disability benefits. AEP successively provides sick pay and then long-term disability benefits for up to two years to employees with a disability that prevents them from returning to their job. Such disability benefits continue (generally until the employee reaches age 65) for employees that cannot perform any occupation for which they are reasonably qualified. Because disabled participants remain employed by the Company, they continue to vest in long-term incentive awards while they are disabled. AEP treats a participant’s disability as a termination to the extent required by the regulations issued under Code Section 409A, but such terminations only trigger the payment of benefits that had previously vested. In addition, restricted stock unit awards granted effective on or after January 1, 2011 allow participants terminated due to disability to continue to vest as if their employment had continued.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2013

For Nicholas K. Akins

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change-In- Control	Death
Compensation:
Base Salary ($1,200,000)	$0	$1,476,923	$0	$3,588,000	$0
Annual Incentive for Completed Year(1)	$2,429,403	$2,429,403	$0	$2,429,403	$2,429,403
Other Payment for Annual Incentives(2)	$0	$0	$0	$4,485,000	$0
Long-Term Incentives:(3)
2012-2014 Performance Units(4)	$0	$2,269,850	$0	$3,404,775	$2,269,850
2013-2015 Performance Units(4)	$0	$1,634,576	$0	$4,903,727	$1,634,576
Restricted Stock Units	$0	$252,606	$0	$1,515,638	$1,515,638
2011 Restricted Stock Units	$0	$158,715	$0	$226,736	$226,736
2012 Restricted Stock Units	$0	$605,283	$0	$1,513,208	$1,513,208
2013 Restricted Stock Units	$0	$630,485	$0	$2,101,617	$2,101,617
Benefits:
Financial Counseling	$0	$11,905	$0	$11,905	$11,905
Outplacement Services(5)	$0	$28,000	$0	$28,000	$0
Total Incremental Compensation and Benefits	$2,429,403	$9,497,746	$0	$24,208,009	$11,702,933

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2013

For Brian X. Tierney

Executive Benefits and Payments Upon Termination	Resignation or Retirement	Severance	Involuntary Termination for Cause	Change-In- Control	Death
Compensation:
Base Salary ($672,500)	$0	$413,846	$0	$2,010,775	$0
Annual Incentive for Completed Year(1)	$875,725	$875,725	$0	$875,725	$875,725
Other Payment for Annual Incentives(2)	$0	$0	$0	$1,608,620	$0
Long-Term Incentives:(3)
2012-2014 Performance Units(4)	$0	$935,984	$0	$1,403,976	$935,984
2013-2015 Performance Units(4)	$0	$460,451	$0	$1,381,354	$460,451
Restricted Stock Units	$0	$252,606	$0	$1,515,638	$1,515,638
2011 Restricted Stock Units	$0	$169,610	$0	$242,300	$242,300
2012 Restricted Stock Units	$0	$249,592	$0	$623,979	$623,979
2013 Restricted Stock Units	$0	$177,603	$0	$592,009	$592,009
Benefits:
Financial Counseling	$0	$11,905	$0	$11,905	$11,905
Outplacement Services(5)	$0	$28,000	$0	$28,000	$0
Total Incremental Compensation and Benefits	$875,725	$3,575,322	$0	$10,294,281	$5,257,991

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2013

For Robert P. Powers

Executive Benefits and Payments Upon Termination	Resignation or Retirement		Severance	Involuntary Termination for Cause	Change-In- Control	Death
Compensation:
Base Salary ($672,500)		$0	$413,846	$0	$2,010,775	$0
Annual Incentive for Completed Year(1)		$875,725	$875,725	$0	$875,725	$875,725
Other Payment for Annual Incentives(2)		$0	$0	$0	$1,608,620	$0
Long-Term Incentives:(3)
2012-2014 Performance Units(4)	$		$935,984	$0	$1,403,976	$935,984
2013-2015 Performance Units(4)	$		$460,451	$0	$1,381,354	$460,451
Restricted Stock Units		$0	$252,606	$0	$1,515,638	$1,515,638
2011 Restricted Stock Units		$0	$158,715	$0	$226,736	$226,736
2012 Restricted Stock Units		$0	$249,592	$0	$623,979	$623,979
2013 Restricted Stock Units		$0	$177,603	$0	$592,009	$592,009
Benefits:
Financial Counseling	$		$11,905	$0	$11,905	$11,905
Outplacement Services(5)		$0	$28,000	$0	$28,000	$0
Total Incremental Compensation and Benefits		$875,725	$3,564,427	$0	$10,278,717	$5,242,427

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2013

For David M. Feinberg

Executive Benefits and Payments Upon Termination	Resignation or Retirement		Severance	Involuntary Termination for Cause	Change-In- Control	Death
Compensation:
Base Salary ($550,000)		$0	$84,615	$0	$1,644,500	$0
Annual Incentive for Completed Year(1)		$579,924	$579,924	$0	$579,924	$579,924
Other Payment for Annual Incentives(2)		$0	$0	$0	$1,068,925	$0
Long-Term Incentives:(3)
2012-2014 Performance Units(4)		$0	$450,978	$0	$676,468	$450,978
2013-2015 Performance Units(4)	$		$230,226	$0	$690,677	$230,226
2011 Restricted Stock Units		$0	$54,940	$0	$85,628	$85,628
2012 Restricted Stock Units		$0	$115,626	$0	$301,473	$301,473
2013 Restricted Stock Units		$0	$88,801	$0	$296,004	$296,004
Benefits:
Pension(6)		$0	$0	$0	$87,883	$87,883
Financial Counseling		$0	$11,905	$0	$11,905	$11,905
Outplacement Services(5)		$0	$28,000	$0	$28,000	$0
Total Incremental Compensation and Benefits		$579,924	$1,645,015	$0	$5,471,387	$2,044,021

Notes for the Potential Incremental Termination Scenario tables are provided collectively following the last such table.

Potential Incremental Compensation and Benefits

That Would Have Been Provided as the Result of Employment Termination

as of December 31, 2013

For Lana L. Hillebrand

Executive Benefits and Payments Upon Termination	Resignation or Retirement		Severance		Involuntary Termination for Cause	Change-In- Control	Death
Compensation:
Base Salary ($470,000)		$0	$470,000	(7)	$0	$940,000	$0
Annual Incentive for Completed Year(1)		$459,378	$459,378		$0	$459,378	$459,378
Other Payment for Annual Incentives(2)		$0	$282,000		$0	$564,000	$0
Long-Term Incentives:(3)
2013-2015 Performance Units(4)	$		$203,412		$0	$610,237	$203,412
2013 Restricted Stock Units		$0	$175,401		$0	$584,671	$584,671
Benefits:
Financial Counseling	$		$11,905		$0	$11,905	$11,905
Outplacement Services(5)		$0	$28,000		$0	$28,000	$0
Total Incremental Compensation and Benefits		$459,378	$1,630,096		$0	$3,198,191	$1,259,366

(1)	Executive officers and all other employees are eligible for an annual incentive award based on their earnings for the year if they remain employed with AEP through year-end, if they die or if they incur a retirement-eligible termination. The amount shown is the calculated annual incentive opportunity, as shown on page 36, but all annual incentives for executive officers are awarded at the discretion of the HR Committee or independent members of the board pursuant to the award determination process described in the Compensation Discussion and Analysis.
(2)	Represents a payment of 2.99 times the applicable target annual incentive opportunity for each of the named executive officers, other than Ms. Hillebrand, in the event of a change in control. Represents a payment to Ms. Hillebrand of her target annual incentive opportunity in the event of a severance under the terms of her agreement with the Company, and 2.0 times this amount in the event of a change in control.
(3)	The long-term incentive values shown represent the values that would be paid under such circumstances shown in each column, which are different from the values calculated in accordance with FASB ASC Topic 718.
(4)	The target value of performance unit awards are shown. The actual value paid in the event of voluntary termination, retirement, severance or death, if any, will depend on the actual performance score for the full performance period. Any payments for awards under those circumstances are not paid until the end of the three year performance period. In the event of a qualifying termination in connection with a change in control, awards would be paid at a target performance score as soon as administratively practical after the change in control.
(5)	Represents the maximum cost of Company paid outplacement services, which the Company provides through an unaffiliated third party vendor.
(6)	Represents the total lump sum benefit payable from the AEP Retirement Plan and the AEP Supplemental Benefit Plan. AEP’s pension benefits fully vest upon death or a change in control.
(7)	Represents a payment to Ms. Hillebrand of her annual salary in the event of a severance under the terms of her agreement with the Company.

The following table shows the value of previously earned and vested compensation and benefits as of December 31, 2013, that would have been provided to each named executive officer following a termination of his or her employment on December 31, 2013. In all cases, these amounts were generally earned or vested over multiple years of service to the Company, other than the amounts shown for Ms. Hillebrand who was rehired in December 2012, and only a portion is attributable to compensation for 2013.

Non-Incremental Post-Termination Compensation and Benefits on December 31, 2013

Name	Long-Term Incentives		Benefits
	Vested Performance Units (1)	AEP Career Shares (2)	Vacation Payout (3)	Post Retirement Benefits (4)	Deferred Compensation (5)
Nicholas K. Akins	$1,212,108	$3,305,640	$182,308	$1,112,204	$1,186,646
Brian X. Tierney	$1,295,025	$792,150	$30,392	$758,039	$2,126,997
Robert P. Powers	$1,212,108	$2,227,862	$47,851	$3,429,938	$3,474,446
David M. Feinberg	$437,346	$0	$60,553	$0	$118,971
Lana L. Hillebrand	$0	$0	$12,654	$248,647	$22,715

(1)	Represents the value of performance units that vested on December 31, 2013 calculated using the market value of these shares on December 31, 2013. However, the actual value realized or deferred to AEP Career Shares from these performance units in February 2014 was based on the previous 20-day average closing market price of AEP common stock as of the vesting date.
(2)	Represents the value of AEP share equivalents deferred mandatorily into AEP’s Stock Ownership Requirement Plan calculated using the market value of these shares on December 31, 2013. However, the actual value that would have been realized from these AEP share equivalents would have been determined using the previous 20-day average closing market price of AEP common stock as of the date of termination.
(3)	Represents accumulated but unused vacation.
(4)	Represents the lump sum benefit calculated for the named executive officer pursuant to the terms of the AEP Retirement Plan, AEP Supplemental Benefit Plan and CSW Executive Retirement Plan, as applicable.
(5)	Includes balances from the Supplemental Retirement Savings Plan and Incentive Compensation Deferral Plans, but does not include AEP Career Share balances, which are listed separately in column (2).

Share Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of AEP Common Stock and stock-based units as of February 26, 2014 for all Directors, director nominees, each of the persons named in the Summary Compensation Table and all Directors and executive officers as a group.

Unless otherwise noted, each person had sole voting and investment power over the number of shares of AEP Common Stock set forth across from his or her name. Fractions of shares and units have been rounded to the nearest whole number.

Name	Shares(a)		Stock Units(b)	Total(c)
N. K. Akins	21,438		94,885	116,323
D. J. Anderson	0		9,353	9,353
J. B. Beasley, Jr(d)	0		0	0
R. D. Crosby, Jr.	0		29,436	29,436
D. M. Feinberg	4,293		8,625	12,918
L. A. Goodspeed	0		30,210	30,210
L. L. Hillebrand	0		0	0
T. Hoaglin	1,000		23,677	24,677
S. B. Lin	1,000		4,736	5,736
M. G. Morris	270,410		6,539	276,949
R. C. Notebaert	0		9,353	9,353
L. L. Nowell III	0		33,961	33,961
R. P. Powers	967		70,129	71,096
R. S. Rasmussen	0		4,208	4,208
O. G. Richard III	2,195		3,101	5,296
R. L. Sandor	1,092		46,891	47,983
B. X. Tierney	8,921		58,100	67,021
S. Martinez Tucker	1,532	(e)	19,559	21,091
J. F. Turner	0		21,754	21,754
All directors, nominees and executive officers as a group (22 persons)	331,862	(f)	532,714	864,576

(a)	None of the shares is pledged. This column also includes share equivalents held in the AEP Retirement Savings Plan.
(b)	This column includes amounts deferred in stock units and held under the Stock Unit Accumulation Plan for Non-Employee Directors and amounts deferred in share equivalents in the Retainer Deferral Plan for Non-Employee Directors. This column also includes amounts deferred in share equivalents held under AEP’s Supplemental Retirement Savings Plan, AEP’s Incentive Compensation Deferral Plan and the following numbers of AEP Career Shares: Mr. Akins, 94,885; Mr. Feinberg, 8,625; Mr. Powers, 47,665; Mr. Tierney, 16,948; and all directors and executive officers as a group, 220,608.
(c)	This column does not include restricted stock units that will not vest within 60 days.
(d)	Mr. Beasley was appointed as a director on February 25, 2014.
(e)	Includes 32 shares held by family members of Ms. Tucker over which she disclaims beneficial ownership.
(f)	As of February 26, 2014, the directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of the Company’s common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires AEP’s executive officers, directors and persons who beneficially own more than 10 percent of AEP’s Common stock to file initial reports of ownership and reports of changes in ownership of AEP Common Stock with the SEC. Executive officers and directors are required by SEC regulations to furnish AEP with copies of all reports they file. Based solely on a review of the copies of such reports furnished to AEP and written representations from AEP’s executive officers and directors during the fiscal year ended December 31, 2013, AEP believes that all of its directors and executive officers timely met all of their respective Section 16(a) filing requirements during 2013.

Share Ownership of Certain Beneficial Owners

Set forth below are the only persons or groups known to AEP as of February 15, 2014, with beneficial ownership of five percent or more of AEP Common Stock.

	AEP Shares
Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	35,152,661	(a)	7.2%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	24,429,063	(b)	5.0%

(a)	Based on the Schedule 13G filed with the SEC, BlackRock, Inc. reported that it has sole power to vote 29,986,129 shares and sole dispositive power for 35,152,661 shares.
(b)	Based on the Schedule 13G filed with the SEC, The Vanguard Group reported that it has sole voting power to vote 1,002,477 shares and sole dispositive power for 23,688,101 shares.

Shareholder Proposals and Nominations

To be included in AEP’s proxy statement and form of proxy for the 2015 annual meeting of shareholders, any proposal which a shareholder intends to present at such meeting must be received by AEP, attention: Thomas G. Berkemeyer, Assistant Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 12, 2014.

Notice to nominate a director must include your name, address, and number of shares you own; the name, age, business address, residence address and principal occupation of the nominee and the number of shares beneficially owned by the nominee. It must also include all the information required in AEP’s Policy on Consideration of Candidates for Director Recommended by Shareholders. A copy of this Policy is posted on our website at www.aep.com/investors/corporateleadersandgovernance. All such notices must be received by AEP, attention: Thomas G. Berkemeyer, Assistant Secretary, at AEP’s office at 1 Riverside Plaza, Columbus, OH 43215 by November 12, 2014. The Assistant Secretary will forward the recommendations to the Committee on Directors and Corporate Governance for consideration.

For any proposal intended to be presented by a shareholder without inclusion in AEP’s proxy statement and form of proxy for the 2015 annual meeting, the proxies named in AEP’s form of proxy for that meeting will be entitled to exercise discretionary authority on that proposal unless AEP receives notice of the matter by January 26, 2015. However, even if notice is timely received, the proxies may nevertheless be entitled to exercise discretionary authority on the matter to the extent permitted by SEC regulations.

Solicitation Expenses

These proxies are being solicited by our Board of Directors. The costs of this proxy solicitation will be paid by AEP. Proxies will be solicited principally by mail and the Internet, but some telephone or personal solicitations of holders of AEP Common Stock may be made. Any officers or employees of the AEP System who make or assist in such solicitations will receive no compensation, other than their regular salaries, for doing so. AEP will request brokers, banks and other custodians or fiduciaries holding shares in their names or in the names of nominees to forward copies of the proxy-soliciting materials to the beneficial owners of the shares held by them, and AEP will reimburse them for their expenses incurred in doing so at rates prescribed by the New York Stock Exchange. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist us with the solicitation of proxies for an estimated fee of $13,000, plus reasonable out-of-pocket expenses.

Exhibit A

Reconciliation of GAAP and Non-GAAP Financial Measures.

The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, AEP’s management believes that the Company’s operating earnings provide users with additional meaningful financial information about the Company’s performance. Management also uses these non-GAAP financial measures when communicating with stock analysts and investors regarding its earnings outlook and results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

For additional details regarding the reconciliation of GAAP and non-GAAP financial measures below, see the Company’s Current Report on Form 8-K filed with the SEC on January 27, 2014.

EPS
Operating Earnings	$3.23
Special Items
Restructuring Program	(0.01)
Reversal of Storm Damage Deferral-Virginia	(0.04)
Muskingum River Plant Impairment	(0.20)
Big Sandy FGC Impairment	(0.04)
Adjustment to Impairments	(0.01)
Amos 3 Unit Regulatory Disallowance	(0.05)
UK Windfall Tax	0.16

GAAP Reported Earnings	$3.04

A-1

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 22, 2014.

Vote by Internet
• Go to www.envisionreports.com/AEP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Nicholas K. Akins		☐	☐	☐	02 - David J. Anderson	☐	☐	☐	03 - J. Barnie Beasley, Jr.	☐	☐	☐

04 - Ralph D. Crosby, Jr.		☐	☐	☐	05 - Linda A. Goodspeed	☐	☐	☐	06 - Thomas E. Hoaglin	☐	☐	☐
07 - Sandra Beach Lin		☐	☐	☐	08 - Richard C. Notebaert	☐	☐	☐	09 - Lionel L. Nowell III	☐	☐	☐
10 - Stephen S. Rasmussen		☐	☐	☐	11 - Oliver G. Richard III	☐	☐	☐	12 - Sara Martinez Tucker	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐	3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B.

American Electric Power Company, Inc.

2014 Annual Meeting of Shareholders and Admission Ticket

Tuesday April 22, 2014, at 9:00 a.m. Eastern Time

Grand Wayne Convention Center

120 W. Jefferson Boulevard

Fort Wayne, Indiana

If you wish to attend and vote at the meeting, please bring this admission ticket and identification with you.

AGENDA

• Introduction and Welcome	• Advisory approval of the Company’s executive compensation

• Election of Directors	• Chief Executive Officer’s Report
• Ratification of Auditors	• Comments and Questions from Shareholders

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

Proxy — American Electric Power Company, Inc.

Proxy Solicited on behalf of the Board of Directors for the Annual Meeting to be held April 22, 2014

The shareholder signing on the reverse of this proxy card appoints Nicholas K. Akins and Brian X. Tierney, and each of them, acting by a majority if more than one be present, attorneys and proxies to the undersigned, with power of substitution, to represent the undersigned at the annual meeting of shareholders of American Electric Power Company, Inc. to be held on April 22, 2014, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting. If no direction is given, such shares will be voted in accordance with the recommendations of the Board of Directors and at the discretion of the proxy holders as to any other matters coming before the meeting.

Trustee’s Authorization. The undersigned authorizes JP Morgan Chase Bank, National Association to vote all shares of Common Stock of the Company credited to the undersigned’s account under the American Electric Power System retirement savings plan at the annual meeting in accordance with instructions on the reverse side.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

Nominees for:

01 - Nicholas K. Akins	02 - David J. Anderson	03 - J. Barnie Beasley, Jr.	04 - Ralph D. Crosby, Jr.	05 - Linda A. Goodspeed	06 - Thomas E. Hoaglin

07 - Sandra Beach Lin	08 - Richard C. Notebaert	09 - Lionel L. Nowell III	10 - Stephen S. Rasmussen	11 - Oliver G. Richard III	12 - Sara Martinez Tucker

C	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THE OTHER SIDE OF THIS CARD.	+